Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

SKYX PLATFORMS CORP.

as Buyer,

and

Mihran Berejikian,

Nancy Berejikian, and

Michael Lack

as Sellers

Dated February 6, 2023

-ii-

TABLE OF CONTENTS
(Continued)

4.20	Environmental Matters	34
4.21	Contracts	35
4.22	Insurance	37
4.23	Trade and Anti-Corruption Compliance	37
4.24	Related Party Transactions	38
4.25	Restrictions on Business Activities	38
4.26	Investor Status	38

Article V. REPRESENTATIONS AND WARRANTIES OF BUYER		39

5.1	Organization; Standing and Power	39
5.2	Authority	39
5.3	Non-Contravention	40
5.4	Governmental Approvals	40
5.5	Issuance of Buyer Common Stock	40
5.6	SEC Filings; Financial Statements	40
5.7	Investment Purpose	41
5.8	Brokers	41
5.9	Sufficiency of Funds	41
5.10	Reliance	41

Article VI. SURVIVAL OF REPRESENTATIONS AND WARRANTIES and CLAIMS; INDEMNIFICATION		42

6.1	Survival of Representations and Warranties and Claims	42
6.2	Indemnification	42
6.3	Limitation on Remedies	44
6.4	Third-Party Claims	44
6.5	Notice of Indemnity Claims	45
6.6	Tax Consequences of Indemnification Payments	46
6.7	Indemnification Escrow Release	46

Article VII. COVENANTS		47

7.1	Conduct of Business by the Company Pending the Closing	47
7.2	Cooperation	48
7.3	Access to Information	48
7.4	Appropriate Action; Consents; Notice of Actions; Control	48
7.5	Certain Notices	49
7.6	Restrictive Covenants	49
7.7	Public Disclosure	51
7.8	Tax Matters	51
7.9	Restrictions on Transferability; Listing of Shares; Leak-Out Agreement	53
7.10	No Solicitation of Other Bids	54
7.11	Supplement to Disclosure Schedules	55

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TABLE OF CONTENTS
(Continued)

7.12	Option Grants	55
7.13	Compensatory Bonuses and Buyer Common Stock Grants	55

Article VIII. CONDITIONS TO CLOSING		56

8.1	Conditions Precedent to Obligations of Sellers and Buyer	56
8.2	Additional Conditions to Obligations of Buyer	56
8.3	Additional Conditions to Obligations of Sellers	57
8.4	Frustration of Closing Condition	57

Article IX. TERMINATION, AMENDMENT AND WAIVER		57

9.1	Termination	57
9.2	Buyer Termination Fee.	58
9.3	Effect of Termination	59
9.4	Fees and Expenses	59
9.5	Amendment	59
9.6	Waiver	59

Article X. GENERAL PROVISIONS		60

10.1	Notices	60
10.2	Interpretation	61
10.3	Counterparts	61
10.4	Entire Agreement; Third-Party Beneficiaries	61
10.5	Governing Law	62
10.6	Severability	62
10.7	Other Remedies	62
10.8	Rules of Construction	62
10.9	Assignment	63
10.10	No Waiver	63
10.11	Seller Release	63

Exhibits

Exhibit A	Disclosure Schedules
Exhibit B	Form of Spousal Consent
Exhibit C	Investor Qualification Questionnaire

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INDEX OF DEFINED TERMS

Terms	Cross Reference in Agreement
Acquisition Proposal	7.10
Action	Article I
Affiliate	Article I
Agreement	Preamble
Anti-Corruption Laws	Article I
Audited Financials	8.2(f)
Business	Recitals
Business Day	Article I
Buyer	Preamble
Buyer Common Stock	Article I
Buyer Indemnified Parties	Article I
Buyer Preferred Stock	Article I
Buyer Stock Price	Article I
Buyer Termination Fee	9.2(a)
Cap	6.3(a)(ii)
CARES Act	Article I
Cash	Article I
Claim Notice	6.4(a)
CERCLA	Article I
Closing	3.1
Closing Cash Consideration	Article I
Closing Consideration	Article I
Closing Date	3.1
Closing Date Balance Sheet	3.2(a)
Closing Equity Consideration	Article I
Closing Notice	3.2(a)
Closing Working Capital	Article I
Closing Working Capital Statement	2.5(a)
Code	Article I
Company Intellectual Property	Article I
Company IP Contract	Article I
Company Permits	4.14(b)
Company PPP Loan	Article I
Company Privacy and Data Security Policies	Article I
Company Product	4.12
Company Software	Article I
Contract	Article I
Controlling Party	6.4(d)
Copyrights	Article I
Current Assets	Article I
Current Liabilities	Article I
Deferred Equity Consideration	Article I
Deferred Payment	Article I
Deferred Payment Date	2.6
Deferred Payment Notice	2.6
Disclosure Schedules	Article I
Dispute	10.5(b)

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INDEX OF DEFINED TERMS

(Continued)

Terms	Cross Reference in Agreement
Disputed Amounts	2.5(b)
Effective Time	3.1
Employee	Article I
Employee Plan	Article I
Environmental Claim	Article I
Environmental Law	Article I
Environmental Notice	Article I
Environmental Permit	Article I
ERISA	Article I
ERISA Affiliate	Article I
Escrow Agent	Article I
Escrow Agreement	Article I
Escrow Amount	Article I
Escrow Release Date	6.7
Excess Cash	Article I
Exchange	Article I
Exchange Act	Article I
Financial Statements	4.6
Fundamental Representations GAAP	Article I Article I
Governmental Entity	Article I
Hazardous Materials	Article I
Immediate Family Member	Article I
Indebtedness	Article I
Indemnification Demand	6.5(a)
Indemnification Dispute Notice	6.5(b)
Indemnification Escrow Amount	Article I
Indemnification Escrow Fund	Article I
Indemnified Party	Article I
Indemnified Taxes	Article I
Indemnifying Party	Article I
Independent Accountant	2.5(b)
Intellectual Property	Article I
Intellectual Property Rights	Article I
Inventory	Article I
Investor Questionnaire	3.4
Key Personnel	Article I
Knowledge of Sellers	Article I
Leak-Out Period	7.9(c)
Leased Real Property	4.19
Legal Requirements	Article I
Liability	Article I
Liens	Article I
Losses	Article I
Malicious Code	4.13(j)(iv)
Material Adverse Effect	Article I
Material Contract	4.21

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Terms	Cross Reference in Agreement
Open Source Software	Article I
Non-controlling Party	6.4(d)
Ordinary Course of Business	Article I
Organizational Documents	4.1(b)
Outside Date	9.1(b)
Pandemic-Relief Debt	Article I
Pandemic-Relief Debt Documentation	Article I
Patent Rights	Article I
Permit	Article I
Permitted Liens	Article I
Person	Article I
Personal Data	4.13(l)(i)
Personal Information	Article I
Personal Property	Article I
Post-Closing Adjustment	2.5(a)
Post-Closing Tax Period	Article I
PPP Specified Forgivable Uses	Article I
Pre-Closing Cash Distribution	Article I
Pre-Closing Tax Period	Article I
Pre-Closing Tax Returns	7.8(f)
Processing	Article I
Privacy Agreements	4.13(l)(ii)
Privacy Laws	Article I
Purchase Price	2.2
Real Property Leases	4.19
Regulation D	3.4
Related Party	Article I
Release	Article I
Releasee	10.11
Representatives	Article I
Required Consents	4.5
Resolution Period	2.5(b)
Restricted Period	7.6(a)
Return Stock Price	Article I
Review Period	2.5(a)
Sanctioned Country	Article I
Sanctioned Person	Article I
Schedule Supplement	7.11
SEC	Article I
SEC Filings	5.6(a)
Securities Act	Article I
Security Incident	4.13(l)(v)
Seller(s)	Preamble
Seller Notes	2.3
Software	Article I
Statement of Objections	2.5(a)
Straddle Period	Article I

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INDEX OF DEFINED TERMS

(Continued)

Terms	Cross Reference in Agreement
Straddle Period Tax Returns	7.8(g)
Subsidiaries	Article I
Target Closing Working Capital	Article I
Tax or Taxes	Article I
Tax Authority	Article I
Tax Contest	7.8(a)
Tax Representations	6.1(a)
Tax Return	Article I
Termination Escrow Amount	Article I
Termination Fee Refund Reasons	9.2(a)
Third Person Intellectual Property	Article I
Third-Party Claim	6.4(a)
Threshold	6.3(a)(i)
Trademarks	Article I
Trade Laws	Article I
Trade Secrets	Article I
Trading Day	Article I
Transactions	Article I
Transaction Documents	Article I
Transaction Expenses	Article I
Transfer Taxes	7.8(c)
Undisputed Amounts	2.5(a)
U.S.	Article I
U.S. Dollars	Article I

-viii-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into on February 6, 2023, by and among Skyx Platforms Corp., a Florida corporation (“Buyer”); and Mihran Berejikian, Nancy Berejikian, and Michael Lack (each a “Seller” and collectively, the “Sellers”). Capitalized terms used but not defined elsewhere in the text of this Agreement have the respective meanings set forth in Article I below.

RECITALS

A. Sellers collectively own all of the issued and outstanding shares of common stock (the “Stock”) of Belami, Inc., a California corporation (the “Company”);

B. The Company is engaged in the business of the retail and online sale of home decor and lighting products and the development of software relating thereto (such business, the “Business”);

C. Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer, on the terms and subject to the conditions of this Agreement, the Stock; and

D. The parties desire to make certain representations, warranties, and agreements in connection with the Transactions and also to prescribe certain conditions to such transactions.

NOW, THEREFORE, in consideration of the covenants, promises, and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I.

DEFINITIONS

For the purposes of this Agreement, the following terms have the following meanings:

“Action” shall mean any legal action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

“Business Day” shall mean any day that is not Saturday or Sunday and any other day on which banks are generally open for the public in Pompano Beach, Florida.

“Buyer Common Stock” shall mean the common stock, no par value, of Buyer.

“Buyer Indemnified Parties” shall mean Buyer and its officers, directors and Affiliates.

“Buyer Preferred Stock” shall mean the Series A Convertible Preferred Stock of Buyer.

1

“Buyer Stock Price” shall mean (a) with respect to the Closing Equity Consideration, $3.21, which is the average closing price for a share of Buyer Common Stock on the Exchange for 20 consecutive Trading Days immediately preceding the date of this Agreement, (b) with respect to the Deferred Equity Consideration, the average closing price for a share of Buyer Common Stock on the Exchange for 20 consecutive Trading Days immediately preceding the Deferred Payment Date, and (c) with respect to payment of the Post-Closing Adjustment, the average closing price for a share of Buyer Common Stock on the Exchange for 20 consecutive Trading Days immediately preceding the date of the Post-Closing Adjustment.

“CARES Act” means Title I of the Coronavirus Aid, Relief and Economic Security Act, and applicable rules, regulations, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, in each case, regardless of the date enacted, adopted, issued or implemented and as amended from time to time, as amended by the Paycheck Protection Program Flexibility Act of 2020.

“Cash” shall mean the Company’s currency on hand, currency in bank or other accounts, checks, and money orders, less any and all (a) restricted cash, trapped cash, customer deposits, cash in reserve accounts, cash escrow accounts, and custodial cash; (b) cash necessary to cover all outstanding checks and wire transfers that have been mailed, transmitted or otherwise delivered by the Company but have not cleared its bank or other accounts; and (c) customer refunds that have been received but not yet recorded or paid.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Cash Consideration” shall mean an amount equal to $8,000,000, which includes the Buyer Termination Fee.

“Closing Consideration” shall mean the sum of the Closing Cash Consideration and the Closing Equity Consideration.

“Closing Equity Consideration” shall mean a number of validly issued, fully paid and non-assessable shares of Buyer Common Stock determined by dividing (a) $6,480,000 by (b) the Buyer Stock Price.

“Closing Working Capital” shall mean: (a) the Current Assets, less (b) the Current Liabilities, determined as of 12:01 A.M. Eastern Time on the Closing Date. Without limiting the foregoing, “Closing Working Capital” shall not take into account consideration paid relative to a Buyer-approved purchase by the Company of Kinsmen Partners, LLC’s interest in Confero Group, LLC.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” shall mean all Intellectual Property Rights which have been assigned to the Company or a Subsidiary, for which there exists an obligation to assign to the Company or a Subsidiary, or which were invented by one or more Employees or independent contractors as part of services provided by such Employees or independent contractors to the Company or a Subsidiary, or other Intellectual Property Rights in which the Company or a Subsidiary purports to have an ownership interest (whether owned exclusively or jointly with another Person).

2

“Company IP Contract” shall mean any Contract to which the Company or a Subsidiary is a party that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company Intellectual Property, Third Person Intellectual Property or any Intellectual Property Rights developed by, with or for the Company or a Subsidiary, including any source code escrow agreement.

“Company PPP Loan” shall mean the Indebtedness of the Company in an original principal amount of $1,049,900 in favor of Zions Bancorporation, N.A. dba California Bank & Trust dated April 7, 2020.

“Company Privacy and Data Security Policies” means all of the Company’s and the Subsidiaries’ past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information, including written information security policies.

“Company Software” means all proprietary Software products and related services of the Company and the Subsidiaries that are currently or have been offered, licensed, sold, distributed, hosted, maintained, or supported, or otherwise provided or made available by or on behalf of the Company or any of the Subsidiaries or otherwise used in the operation of the business of the Company or any of the Subsidiaries, or are currently under development by or for the Company or any of the Subsidiaries.

“Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense or other legally binding commitment.

“Copyrights” shall mean all rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works, derivative works and compilations, whether registered or unregistered, in both published and unpublished works and registrations and applications for registration thereof, and all other rights corresponding thereto throughout the world.

“Current Assets” shall mean the Company’s and the Subsidiaries’ Excess Cash, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, (c) ERC, and (d) receivables from any of the Company’s or the Subsidiaries’ Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financials.

“Current Liabilities” shall mean the Company and the Subsidiaries’ accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s or the Subsidiaries’ Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company or the Subsidiaries, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financials.

“Deferred Equity Consideration” shall mean a number of validly issued, fully paid and non-assessable shares of Buyer Common Stock determined by dividing (a) $6,399,991.55 by (b) the Buyer Stock Price; provided that (i) if the Buyer Stock Price for purposes of the calculation of the Deferred Equity Consideration is determined to be less than $3.00 per share, then the Buyer Stock Price shall be $3.00 per share, and (ii) if the Buyer Stock Price for purposes of the calculation of the Deferred Equity Consideration is determined to be more than $4.00 per share, then the Buyer Stock Price shall be $4.00.

3

“Deferred Payment” shall mean (i) $3,220,000 in cash and (ii) the Deferred Equity Consideration, as adjusted pursuant to Section 2.8 and Section 6.2(b).

“Disclosure Schedules” shall mean the disclosure schedules attached as Exhibit A hereto supplied by Sellers to Buyer dated as of the date hereof which, subject to Section 10.2, identifies exceptions to the representations and warranties and sets forth other information as required under this Agreement.

“Employee” shall mean any current or former or retired employee of the Company or the Subsidiaries and any Person who currently provides or formerly provided professional services to the Company or the Subsidiaries as a self-employed independent contractor. For the avoidance of doubt, nothing in this Agreement shall be deemed to give any Person any claim to be treated as an employee of the Company or the Subsidiaries.

“Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement with respect to the Company or the Subsidiaries providing for compensation, bonuses, pension, retirement, post-employment, profit-sharing, severance, termination pay, incentive or deferred compensation, performance awards, stock or stock-related awards, health, disability and fringe benefits, vacation, insurance (including self-insured arrangements) or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded.

“Environmental Claim” shall mean any Action, encumbrance, governmental order, fine, penalty or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the presence, Release of, or exposure to, any Hazardous Materials or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” shall mean any Legal Requirement, and any binding agreement with any Governmental Entity, (a) relating to pollution (or the cleanup thereof), natural resources or natural resource damages, endangered or threatened species, human health or safety or the environment (including ambient air, soil, surface water or groundwater or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, Release, containment, storage, recycling, reclamation, reuse, treatment, licensing, reporting, permitting, investigation, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials, including the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq. and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” shall mean any directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

4

“Environmental Permit” shall mean any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERC” shall mean the employee retention credit under Section 2301 of the CARES Act, as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean all employers (whether or not incorporated) that would be treated together with the Company, the Subsidiaries, or any of their Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” shall mean PNC Bank, National Association, a national banking association.

“Escrow Agreement” shall mean that certain escrow agreement among the Escrow Agent, Buyer, and Sellers, dated as of the date hereof.

“Escrow Amount” shall mean the sum of the Indemnification Escrow Amount and the Termination Escrow Amount.

“Excess Cash” shall mean the amount, if any, of Cash in excess of Retained Earnings, in each case, as set forth in the Closing Notice.

“Exchange” shall mean the Nasdaq Stock Market (“NASDAQ”) or such other national stock exchange or over-the-counter trading market on which Buyer Common Stock may then be listed or quoted.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Representations” shall mean the representations and warranties set forth in Section 4.1 (Organization; Standing and Power; Organizational Documents; Subsidiaries), Section 4.2 (Capital Structure), Section 4.3 (Authority), Section 4.4 (Non-Contravention), Section 4.5 (Governmental Approvals), and Section 4.20 (Environmental Matters).

“GAAP” shall mean U.S. generally accepted accounting principles in effect from time to time.

“Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Materials” shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls; or (c) other chemical, pollutant, waste, material or substance that is regulated by or to which liability or standards of conduct may be imposed under any Environmental Law.

5

“Immediate Family Member” of a Person means any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, spouse, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, in each case, of such Person.

“Indebtedness” shall mean all obligations of the Company and the Subsidiaries for (a) all indebtedness for borrowed money of the Company or a Subsidiary or indebtedness issued or incurred in substitution or exchange for borrowed money; (b) amounts owing by the Company or a Subsidiary as deferred purchase price for property or services (excluding obligations to creditors for goods and services incurred in the Ordinary Course of Business and reflected as current Liabilities on the Closing Date Balance Sheet); (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security for the payment of which the Company or a Subsidiary is responsible or liable; (d) commitments or obligations by which the Company or a Subsidiary assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit); (e) obligations to repay deposits or other amounts advanced by and owing by the Company or a Subsidiary to third parties; (f) obligations of the Company or a Subsidiary under any interest rate, currency or other hedging agreement; (g) obligations of the Company or a Subsidiary under capital leases in respect of which it is liable as obligor or guarantor; (h) guarantees under which the Company or a Subsidiary is liable with respect to any indebtedness, obligations, claim or liability of any other Person of a type described in clauses (a) through (g) above; (i) any Transaction Expenses of the Company or a Subsidiary; and (j) any accrued interest, prepayment penalties, premiums, fees and expenses due and payable in respect of any of the foregoing.

“Indemnification Escrow Amount” shall mean an amount equal to $750,000.

“Indemnification Escrow Fund” shall mean the Indemnification Escrow Amount, as reduced from time to time through distributions and increased from time to time by dividends and earnings in accordance with the Escrow Agreement.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification pursuant to Article VI of this Agreement.

“Indemnified Taxes” shall mean, without duplication, (a) any Taxes of the Company, the Subsidiaries, or Sellers attributable to any Pre-Closing Tax Period; (b) the Taxes of any Person that are imposed on the Company or the Subsidiaries by reason of the Company or the Subsidiaries having been a part of a consolidated group of companies of which the Company or the Subsidiaries is or was a member prior to the Closing Date or that are imposed on Sellers as a transferee or successor by contract or pursuant to Legal Requirements, which Taxes relate to an event or transaction occurring before the Closing Date; (c) any Taxes arising from a breach of the representations set forth in Section 4.11; (d) any Transfer Taxes for which Sellers are responsible pursuant to Section 7.8(c); (e) any Taxes imposed on the Company, the Subsidiaries, Buyer, or Sellers pursuant to Section 951, Section 951A, or Section 965 of the Code with respect to activities or income of Sellers prior to the Closing; and (f) the amount of ERC (including the refundable portion thereof) that Buyer remits to Sellers pursuant to Section 7.8(d) which is ultimately disallowed by a Tax Authority.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party pursuant to this Agreement.

“Intellectual Property” shall mean algorithms, apparatuses, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, trade secrets, logos, trademarks (including brand names, product names, service marks, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software, Software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, domain names, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

6

“Intellectual Property Rights” shall mean all (a) Copyrights, (b) Trademarks, (c) Patent Rights, (d) Trade Secrets, (e) other proprietary rights in Intellectual Property arising under statutory, common or other laws, and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“Inventory” shall mean any inventory of the Company or the Subsidiaries, including finished goods, supplies, raw materials, work in progress, spare, replacement and component parts, or goods or products used or held for use by the Company or the Subsidiaries, whether located on the Leased Real Property or located at any third-party locations.

“Knowledge of Sellers” shall mean the knowledge that one or more of the Sellers would reasonably be expected to have after reasonable inquiry.

“Legal Requirements” shall mean any applicable federal, state, regional, local, municipal, or foreign law, statute, constitution, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling, collective bargaining agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise having general application and put into effect by or under the authority of any Governmental Entity.

“Liability” shall mean a liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Liens” shall mean any or all pledges, claims, liens, charges, encumbrances, security interests, and community property interests of any kind or nature whatsoever.

“Losses” shall mean any and all losses, Liabilities, damages (for clarity, including any diminution in value or lost profits), judgments, settlements, awards, fines, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation paid to third Persons), whether involving a third-party claim or a claim solely between the parties hereto.

“Material Adverse Effect,” when used in connection with an entity, shall mean any circumstance, change, development, event or state of facts that individually or in the aggregate is, or would reasonably be expected to be or to become, materially adverse to such entity’s operations, assets, Liabilities, condition (financial or otherwise) or results of operations; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event, or state of facts resulting from: (i) changes in Legal Requirements or the interpretation thereof (but only if such circumstance, change, development, event or state of facts does not disproportionately impact such entity in comparison to other companies in the same industry); (ii) any change or effect resulting from changes affecting any of the industries in which such entity or its subsidiaries operates generally or the U.S. economy generally, financial markets or political conditions generally (but only if such circumstance, change, development, event or state of facts does not disproportionately impact such entity in comparison to other companies in the same industry); or (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof (but only if such circumstance, change, development, event or state of facts does not disproportionately impact such entity in comparison to other companies in the same industry).

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“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the open source initiative (www.opensource.org/licenses) or other license that substantially conforms to the open source definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Ordinary Course of Business” shall mean, with respect to any party, the ordinary course of business consistent with past custom and practice of such party.

“Pandemic-Relief Debt” means any Indebtedness incurred in connection with any Legal Requirement or program involving any Governmental Entity providing or expanding any loan, guaranty, investment, participation, grant, program or other assistance in response to or to provide relief for COVID-19, including, without limitation, any loan incurred under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act) (“PPP Loan”) (including the Company PPP Loan), any U.S. Small Business Administration Economic Injury Disaster Loan, any loan under the Main Street Lending Program announced by the U.S. Department of Treasury and Board of Governors of the Federal Reserve, or any other similar federal, state, local, or foreign Governmental Entity program.

“Pandemic-Relief Debt Documentation” means as to any Pandemic-Relief Debt: (a) all documents, instruments and agreements evidencing or related to such Pandemic-Relief Debt, any collateral provided in respect thereof or any indemnity and/or hold-harmless agreement related thereto, (b) all Legal Requirements governing such Pandemic-Relief Debt or that require certain action or inaction as a result of incurring such Pandemic-Relief Debt or the forgiveness thereof (including, without limitation, the U.S. Small Business Administration PPP Change of Ownership Procedural Notice and the requirement prohibiting the deferral of any employer’s portion of Social Security Taxes pursuant to Section 2302 of the CARES Act or the requirement prohibiting the claiming of any ERC), (c) all applications (and all attachments, exhibits, addenda and the like with respect thereto, including without limitation, information with respect to affiliation), submissions, reports, or other documentation (including, without limitation, payroll documentation and affiliation documentation) provided by or on behalf of the Company or any of the Subsidiaries to any lender, lender agent or federal, state, local, or foreign Governmental Entity in connection with applying for, obtaining, using the proceeds of, or seeking forgiveness of such Pandemic-Relief Debt.

“Patent Rights” shall mean all (a) issued patents, (b) pending patent applications and any related patent applications filed in the future relating or claiming priority thereto or the benefit thereof, including all utility patent applications, design patent applications, plant patent applications, provisional applications, non-provisional applications, foreign patent applications, international (PCT) applications, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted thereon or issuing therefrom, (c) all patents of addition, reissues, reexaminations, revalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, (d) registration patents, industrial property rights, applications for industrial property protection, utility models, industrial designs, inventor’s certificates or confirmation patents, and (e) any form of government-issued right substantially similar to any of the foregoing, in each case in any country or patent examining or granting jurisdiction.

“Permit” shall mean a permit, license, franchise, approval, authorization, registration, certificate, variance or similar right obtained, or required to be obtained, from a Governmental Entity.

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“Permitted Indebtedness” shall mean that certain term loan in an amount not to exceed $2,500,000 and a line of credit in an amount not to exceed $2,000,000 issued to the Company by PNC Bank, National Association, a national banking association.

“Permitted Liens” shall mean the following, in each case as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) statutory liens for current Taxes, assessments, fees or other charges by any Governmental Entity that are not yet due and payable as of the Closing Date or that are being contested in good faith; (b) materialmen’s, mechanics’, carriers’, workmen’s, and repairmen’s liens and other similar liens arising in the Ordinary Course of Business for securing obligations that are not yet due (unless the validity or amount is being contested in good faith by appropriate proceedings and appropriate reserves have been established therefor on the Balance Sheet consistent with the Company’s historical practices); (c) pledges or deposits to secure obligations under Legal Requirements or similar legislation or to secure public or statutory obligations; (d) any lien arising under any Contract evidencing Indebtedness that will be released at or prior to the Closing; and (e) any lien arising under or in connection with the Permitted Indebtedness.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, or that relates or links to, or is reasonably linkable to an identified or identifiable individual, including name, street address, telephone number, email address, identification number issued by a Governmental Entity, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Legal Requirements, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content or products or services to a natural Person.

“Personal Property” shall mean, with respect to the Company and the Subsidiaries, all machinery, equipment, furniture, computer hardware, fixtures, motor vehicles, other miscellaneous supplies, tools, fixed assets, raw materials, supplies, works in process, finished goods and other inventories and other tangible personal property owned or leased by such Person related to or used or usable by the Company or the Subsidiaries, including all artwork, desks, chairs, tables, hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

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“Post-Closing Tax Period” shall mean any Tax period beginning on the Closing Date and, with respect to any Straddle Period, the portion of such Tax period beginning on and including the Closing Date.

“PPP Specified Forgivable Uses” means uses of proceeds of a PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act (including, without limitation, “payroll costs” as defined in 15 U.S.C. 636(a)(36)(A)(viii) (as added to the Small Business Act by Section 1102 of the CARES Act).

“Pre-Closing Cash Distribution” shall mean the distribution to the Sellers prior to the Closing Date of an amount of Cash equal to the Retained Earnings as set forth in the Closing Notice, provided that if the amount of Cash set forth in the Closing Notice is less than the Retained Earnings set forth in the Closing Notice, then the amount of the Pre-Closing Cash Distribution shall be an amount equal to all of the Company’s Cash.

“Pre-Closing Tax Period” shall mean any Tax period ending before the Closing Date and, with respect to any Straddle Period, the portion of such Tax period ending before the Closing Date.

“Privacy Laws” means all applicable Legal Requirements, governmental orders, and guidance issued by any Governmental Entity concerning the privacy, security, or Processing of Personal Information (including Legal Requirements of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Legal Requirements, consumer protection Legal Requirements, Legal Requirements concerning requirements for website and mobile application privacy policies and practices, social security number protection Legal Requirements, data security Legal Requirements, and Legal Requirements concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (Regulation (EU) 2016/679), and all other similar international, federal, state, provincial, and local Legal Requirements.

“Processing” means any operation performed on Personal Information or that relevant Privacy Laws include in the definition of processing, processes, or process, including the collection, creation, receipt, access, use, handling, recording, compilation, analysis, organizing, monitoring, maintenance, retention, storage, holding, transmission, transfer, protection, disclosure, amendment, distribution, erasure, destruction, or disposal of Personal Information.

“Related Party” shall mean (a) any current or former member, manager, officer, employee or Affiliate of the Company or a Subsidiary, (b) each Immediate Family Member of each of the foregoing individuals referred to in clause (a), and (c) any trust or other Person in which any one of the Persons referred to in clauses (a) or (b) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Release” shall mean any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture or the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials)) and any condition that results in the exposure of a Person to a Hazardous Material.

“Representatives” shall mean, when used with respect to any Person, the equity holders, directors, managers, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its subsidiaries, if applicable.

“Retained Earnings” shall mean the retained earnings of the Company as of immediately prior to the Closing, calculated in accordance with GAAP, excluding any ERC.

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“Return Stock Price” shall mean, in U.S. Dollars, the Buyer Stock Price ascribed to such shares at the time such shares were issued to Sellers.

“Sanctioned Country” shall mean Russian Federation, Belarus, and Ukraine and any country or region that is or has been the subject or target of a comprehensive embargo under Sanctions and Export Control Laws (including Cuba, Iran, North Korea, Sudan, Syria, the Xinjiang region of China, and the Crimea region of Ukraine).

“Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Trade Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) so as to subject the Person to sanctions; (iii) any Person acting on behalf of or at the direction of any Person described in clause (i) or (ii); or (iv) any Person that is organized, resident, or located in a Sanctioned Country.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all computer software and code, including all new versions, updates, revisions, improvements, and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, and all related specifications and documentation, including developer notes, comments and annotations, user manuals, and training materials relating to any of the foregoing.

“Straddle Period” shall mean any Tax period beginning before the Closing Date and ending on or after the Closing Date.

“Subsidiaries” shall mean the subsidiaries of the Company, including but not limited to Luna BEC, Inc., a California corporation, BEC CA 1, Inc., a California corporation, BEC CA 2, LLC, a California limited liability company, and Confero Group, LLC, a Delaware limited liability company.

“Target Closing Working Capital” shall mean $0.

“Tax” or “Taxes” shall mean any and all federal, state, regional, provincial, local, municipal, foreign (non-U.S.) taxes and other like governmental charges, including taxes based upon or measured by gross receipts, commercial activity, income, profits, sales, use and occupation, and value-added, alternative, add-on minimum, estimated, ad valorem, transfer, franchise, branch profits, windfall profit, registration, license, withholding, payroll, recapture, employment, social security, disability, severance, stamp, occupation, capital stock, municipal, environmental, excise, real property, personal property, custom duty, escheat, unclaimed fund, social security contributions, social contributions or other tax of any kind whatsoever (including tax for which a taxpayer is responsible by reason of Treasury Regulations Section 1.1502-6 and any comparable provision of state, local or foreign tax Legal Requirements) or as a successor by reason of Contract, indemnity or otherwise, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

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“Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any U.S. federal, state, or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” shall mean any return, declaration, statement, report, claim for refund, election, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports), and any amendments thereto, required or permitted to be filed with a Tax Authority with respect to Taxes.

“Termination Escrow Amount” shall mean an amount equal to the Buyer Termination Fee.

“Third Person Intellectual Property” shall mean all Intellectual Property Rights that (a) are owned by a third Person and (b) are used or held for use in the operation of the Company’s or a Subsidiary’s business, whether under a license or otherwise.

“Trademarks” shall mean all registered and unregistered trademarks, service marks, trade names, corporate names, internet domain names and other names and slogans, logos, common law trademarks and service marks, trade dress, and industrial designs, including all registrations and applications therefor throughout the world and all goodwill associated therewith.

“Trade Laws” shall mean all U.S. and non-U.S. laws, statutes, measures, orders, and regulations relating to (i) economic or trade sanctions administered or enforced by the U.S. (including by OFAC, the U.S. Department of State, and the U.S. Department of Commerce), or any other relevant Governmental Body; (ii) export, deemed export, transfer, and retransfer controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, and any other similar regulations issued by any other relevant Governmental Body; (iii) import and customs regulations enforced by the U.S. (including by U.S. Customs and Border Protection), or any other relevant Governmental Body; and (iv) U.S. antiboycott requirements.

“Trade Secrets” shall mean all rights relating to know-how, trade secrets and other confidential business information, including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes and techniques, secret formulas, compositions, formulations, research and development information, drawings, specifications, designs, plans, charts, diagrams, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, that in each case provides the owner with a competitive advantage because it is confidential.

“Trading Day” shall mean a day on which NASDAQ is open.

“Transaction Documents” shall mean, collectively, this Agreement and all other agreements to be executed by Sellers, on the one hand, and Buyer, on the other hand, in connection with the Transactions.

“Transaction Expenses” shall mean the aggregate amount necessary to discharge in full (a) all fees and expenses incurred by Sellers or the Company in connection with this Agreement and the Transactions, including fees and expenses of the financial advisors, financial sponsors, legal counsel and other advisors, (b) all bonuses payable by the Company or a Subsidiary to Employees on or after the Closing Date as a result of, or in connection with, the Transactions that are not otherwise paid in accordance with Section 7.13, and all Taxes related thereto (other than any Taxes properly payable by each such Employee pursuant to Legal Requirements in connection with the Employee’s receipt of the bonus), including the employer portion of payroll Tax; and (c) the cash payment that is payable at the Closing to the individuals listed on Schedule 7.13, and all Taxes related thereto (other than any Taxes properly payable by each such individual pursuant to Legal Requirements in connection with the individual’s receipt of the cash payment), including the employer portion of payroll Tax.

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“Transactions” shall mean the transactions contemplated by this Agreement.

“U.S.” shall mean the several states of the United States of America, the District of Columbia or any territory thereof.

“U.S. Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

Article II.

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Stock, free and clear of all Liens, for the consideration specified in Section 2.2.

2.2 Purchase Price. As full consideration for the Stock, the aggregate purchase price is an amount equal to (a) the amount of the Closing Consideration plus (b) the amount of any Deferred Payment delivered to Sellers in accordance with Section 2.6, and as adjusted pursuant to Section 2.5 (collectively, the “Purchase Price”).

2.3 Cash Distribution. Prior to the Closing, the Company shall make the Pre-Closing Cash Distribution to the Sellers. If the amount of Cash set forth in the Closing Notice is insufficient to distribute to the Sellers the entire amount of the Retained Earnings set out on the Closing Notice, then the Buyer shall deliver to the Sellers at Closing one or more promissory notes, in an aggregate principal amount equal to the positive difference, if any, between the Retained Earnings as shown in the Closing Notice and the Cash shown in the Closing Notice, with a term of one year and an interest rate equal to the short-term Applicable Federal Rate then in effect (such promissory notes, collectively the “Seller Notes”).

2.4 Closing Consideration. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall deliver, or cause to be delivered, to or on behalf of Sellers the Closing Cash Consideration and the Closing Equity Consideration.

2.5 Purchase Price Adjustment.

(a) Adjustment. Within 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company and the Subsidiaries as of the Closing Date (without giving effect to the Transactions) and a calculation of Closing Working Capital (the “Closing Working Capital Statement”). The post-closing adjustment shall be an amount equal to one-half of the difference between Closing Working Capital and the Target Closing Working Capital (the “Post-Closing Adjustment”).

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(b) Examination and Review. After receipt of the Closing Working Capital Statement, Sellers shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Sellers shall have full access to the books and records of the Company and the Subsidiaries, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer, the Company, or the Subsidiaries. On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to a mutually agreeable impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(c) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due on the Deferred Payment Date; and (B) with respect to the cash portion of any payment, shall be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be. Any payment of the Post-Closing Adjustment owed by Sellers to Buyer shall be paid: (i) first, by setoff against the Deferred Payment Amount, such that one-third of the payment is a deduction to the cash portion of the Deferred Payment Amount and two-thirds of the payment is a deduction to the Deferred Equity Payment, calculated according to the Buyer Stock Price, or (ii) second, if the Post-Closing Adjustment exceeds the Deferred Payment Amount, then jointly and severally by the Sellers. Any payment of the Post-Closing Adjustment owed by Buyer to Sellers shall be paid such that one-third of the payment is in cash and two-thirds of the payment is in the form of fully paid and non-assessable shares of Buyer Common Stock, calculated according to the Buyer Stock Price; notwithstanding the foregoing, in no event shall the number of shares of Buyer Common Stock issued pursuant to this Section 2.5(c) exceed 100,000 and if the Post-Closing Adjustment owed by Buyer to Sellers results in an amount of shares of Buyer Common Stock owed to Sellers in excess of such number then the excess shall be paid to Sellers in cash.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.5(a) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Legal Requirements.

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2.6 Deferred Payment. As additional consideration for the Stock, the Buyer shall pay to Sellers the Deferred Payment on the first anniversary of the Closing Date (the “Deferred Payment Date”), subject to the provisions of Section 2.8 and Section 6.2(b). At least 30 days prior to the Deferred Payment Date, Buyer shall deliver notice to Sellers of the amount of the Deferred Payment after deducting any amounts that Buyer has elected to offset pursuant to Section 2.8 and Section 6.2(b) (the “Deferred Payment Notice”). For clarity, the amount of the Deferred Payment set forth in the Deferred Payment Notice with respect to the Deferred Equity Consideration shall be a dollar value that will then be used to calculate the number of shares of Buyer Common Stock to be issued to Sellers consistent with the definition of “Buyer Stock Price” hereunder. If Sellers have not given Buyer written notice of their objection to the calculation of the Deferred Payment as set forth in the Deferred Payment Notice by the Deferred Payment Date, then on the Deferred Payment Date, Buyer shall pay the Deferred Payment to the accounts of Sellers via wire transfer of immediately available funds.

2.7 Fractional Shares; Cap on Shares. No fractional shares of Buyer Common Stock will be delivered to Sellers under this Agreement. In lieu of fractional shares of Buyer Common Stock, Sellers shall receive one whole share of Buyer Common Stock. In no event will the aggregate shares of Buyer Common Stock issued or issuable to the Sellers pursuant to this Agreement or any Transaction Document, plus any shares of Buyer Common Stock issued or issuable in an offering that would be aggregated by the Exchange with the shares to be issued under this Agreement for purposes of determining whether the cap is exceeded, exceed 19.9% of the total issued and outstanding shares of Buyer Common Stock as of the date hereof.

2.8 Offset. With respect to the amounts payable to Sellers pursuant to Section 2.6, Buyer shall set off any amount to which Buyer is entitled from Sellers under this Agreement or any other Transaction Document against the amount of Deferred Payment due to Sellers prior to seeking recovery of same from Sellers.

2.9 Withholding Tax. Buyer will be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any Legal Requirements relating to Taxes. All such withheld amounts will be treated as delivered to Sellers hereunder.

Article III.

CLOSING

3.1 The Closing. Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Section 9.1 hereof, the closing of the Transactions (the “Closing”) shall take place remotely via the exchange of signed documents, as soon as practicable, but not later than three Business Days, after the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VIII (other than those that by their terms are to be satisfied at the Closing) or at such other time and place and on such other date as the parties hereto shall agree. The date on which the Closing occurs is referred to herein as the “Closing Date”. The Closing shall be deemed to have occurred for all purposes at 12:01 am Eastern Time on the Closing Date (the “Effective Time”).

3.2 Closing Deliverables and Actions of Sellers.

(a) Closing Notice. Not less than five Business Days prior to the Closing Date, Buyer shall have received a written notice, based on the input of an authorized officer of the Company (the “Closing Notice”), setting forth (i) an unaudited balance sheet as the last day of the month immediately preceding the month in which the Closing Date occurs (the “Closing Date Balance Sheet”); (ii) a profit and loss account for calendar year 2022 through the last day of the month immediately preceding the month in which the Closing Date occurs; (iii) wire information, amounts, brokerage information and other information reasonably required to enable Buyer to fulfill its obligations under Section 3.3; and (iv) estimates as of Closing of Cash, Indebtedness, the Retained Earnings, and the amount of the Pre-Closing Cash Distribution.

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(b) Stock Powers. At the Closing, each Seller shall deliver to Buyer stock certificates evidencing the Stock, free and clear of all Liens, accompanied by stock powers or other instruments of transfer duly executed.

(c) Employment Agreements. At the Closing, each of Mihran Berejikian and Michael Lack shall deliver to Buyer duly executed employment agreements in form and substance reasonably acceptable to such persons.

(d) Resignations. At the Closing, Sellers shall deliver to Buyer duly executed resignations of each officer, director, and manager of the Company and each Subsidiary.

(e) Payoff Letters. At the Closing, Sellers shall deliver to Buyer executed payoff letters for each of the Persons receiving a payment with respect to Indebtedness (other than the Permitted Indebtedness) or Transaction Expenses of the Company.

(f) Good Standing. At the Closing, Sellers shall deliver to Buyer reasonably current good standings or similar certificate of the Company and each Subsidiary, certified by the Secretary of State of the State of California or other applicable state of formation.

(g) Organizational Documents. At the Closing, Sellers shall deliver to Buyer reasonably current copies of the articles of incorporation of the Company, Luna BEC, Inc., and BEC CA 1, Inc. and the articles of organization of BEC CA 2, LLC, certified by the Secretary of State of the State of California, certificate of organization of Confero Group, LLC, certified by the Secretary of State of the State of Delaware, and a copy of the bylaws of the Company, Luna BEC, Inc., and BEC CA 1, Inc., and limited liability company agreements or operating agreements of BEC CA 2, LLC and Confero Group, LLC, certified by the Board of Directors of the Company.

(h) Compliance Certificate. At the Closing, an authorized officer of the Company shall deliver to Buyer a certificate certifying that the conditions specified in Section 8.2 have been satisfied.

(i) FIRPTA Certificate or IRS W-9. At the Closing, each Seller shall deliver to Buyer a certificate pursuant to Treasury Regulation Section 1.1445-2(b), certifying that such Seller is not a foreign person within the meaning of Section 1445 of the Code and in form reasonably acceptable to Buyer, or each Seller shall deliver to Buyer a properly completed and executed IRS Form W-9.

(j) Spousal Consents. Each Seller who is requested by Buyer to provide a Spousal Consent shall cause his or her spouse to execute a Spousal Consent in the form attached hereto as Exhibit B.

(k) Terminations. At the Closing, Sellers shall deliver to Buyer terminations of the agreements set forth on Schedule 3.2(k), in forms reasonably satisfactory to Buyer.

(l) Releases. At the Closing Sellers shall deliver to Buyer releases signed by each Employee set forth on Schedule 7.13, in form and substance satisfactory to Buyer.

(m) Other Deliverables. At the Closing, Sellers shall deliver to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

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3.3 Closing Deliverables and Actions of Buyer.

(a) Payment of Closing Cash Consideration. At the Closing, via wire transfer of immediately available funds, Buyer shall pay the Closing Cash Consideration (less (i) the Buyer Termination Fee, which shall be released from the Termination Escrow Amount by joint written instruction of Sellers and Buyer and (ii) any amounts paid pursuant to Section 3.3(c)) to the bank account of each Seller specified by Sellers in the Closing Notice and the parties shall give joint written notice to the Escrow Agent to release the Termination Escrow Amount to Sellers.

(b) Delivery of Closing Equity Consideration. At the Closing, Buyer shall cause its transfer agent to issue or credit the Closing Equity Consideration to the account of each Seller specified by Sellers in the Closing Notice.

(c) Payment of Indebtedness and Transaction Expenses. At the Closing, via wire transfer of immediately available funds, Buyer shall pay, or cause to be paid, on behalf of the Company and the Subsidiaries, to each Person identified on the Closing Notice an amount equal to the Escrow Amount, Indebtedness, or Transaction Expenses set forth opposite such Person’s name (which shall include the Company’s payroll provider, with respect to the amount described in clause (b) of the definition of Transaction Expenses).

(d) Employment Agreements. At the Closing, Buyer shall deliver to Mihran Berejikian and Michael Lack duly executed versions of the employment agreements referenced in Section 3.2(c).

(e) Other Deliverables. At the Closing, Buyer shall deliver to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the Transactions.

3.4 U.S. Securities Law Exemptions. Each Seller has accurately completed its investor questionnaire, in the form attached as Exhibit C hereto (the “Investor Questionnaire”). In connection with completing the Investor Questionnaire, each Seller has accurately and truthfully responded to all questions and made the representations that Buyer has requested relating to the potential delivery of Buyer Common Stock under this Agreement to such Seller under Regulation D under the Securities Act (“Regulation D”), including regarding such Seller’s eligibility to receive securities in a transaction exempt from the Securities Act pursuant to Regulation D and the rules promulgated thereunder.

3.5 Further Assurances. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request.

Article IV.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Buyer that the statements set forth in this Article IV are true and correct at the time of execution of this Agreement, except as set forth in this Agreement or in the Disclosure Schedules.

Buyer acknowledges that in making its determination to proceed with the Transactions, Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties of Sellers that are expressly and specifically set forth in this Article IV. The representations and warranties of Sellers set forth in this Article IV constitute the sole and exclusive representations and warranties to Buyer in connection with the Transactions.

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4.1 Organization; Standing and Power; Organizational Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company, Luna BEC, Inc., and BEC CA 1, Inc. are corporations duly incorporated, validly existing and in good standing under the laws of the State of California; BEC CA 2, LLC is a limited liability company validly existing and in good standing under the laws of the State of California; and Confero Group, LLC is a limited liability company validly existing and in good standing under the laws of the State of Delaware. The Company and the Subsidiaries (i) have the requisite power and authority to own, lease and operate all of their properties and assets and to carry on the Business as the same is now being conducted, and (ii) are duly qualified or licensed to do business and in good standing in each jurisdiction in which they conduct the Business as of the Closing or the ownership or leasing of the properties and assets used in the Business as of the Closing makes such qualification or licensing necessary to comply with applicable Legal Requirements, in each case, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Organizational Documents; Records. Sellers have provided to Buyer true and correct copy of the articles of incorporation, bylaws and buy-sell agreement of or relative to the Company, Luna BEC, Inc., and BEC CA 1, Inc.; and certificate of organization and limited liability company agreement of Confero Group, LLC (collectively, the “Organizational Documents”) as in effect on the Closing Date. Sellers have also provided to Buyer all minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the directors, shareholders, managers, and members of the Company and the Subsidiaries. Neither the Company nor the Subsidiaries is in material violation of any of the provisions of the Organizational Documents. Schedule 4.1(b) of the Disclosure Schedules lists the directors of the Company and the Subsidiaries. The Business is and has always been conducted only in the name of the Company or the Subsidiaries.

(c) Subsidiaries. The Company has no subsidiaries and does not own or control, directly or indirectly, any capital stock of, or other equity or voting interests of any nature in, any other Person, other than the Subsidiaries. With respect to each Subsidiary, either the Company or another Subsidiary owns all issued and outstanding equity interests in such Subsidiary, except as set forth in Schedule 4.1(c) of the Disclosure Schedules. Schedule 4.1(c) of the Disclosure Schedules sets forth all authorized, issued, and outstanding ownership interests of the Subsidiaries as of the Closing.

4.2 Capital Structure. Schedule 4.2 of the Disclosure Schedules sets forth all authorized, issued and outstanding Stock as of the Closing. All such Stock is validly issued, fully-paid and non-assessable and are held of record as of the Closing as set forth on Schedule 4.2 of the Disclosure Schedules. Except for the Organizational Documents, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any Stock or any other securities. Except for the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings to which the Company or Sellers are a party or by which the Company or Sellers are bound with respect to the voting or transfer of the Stock.

4.3 Authority. Sellers have full power and authority to enter into this Agreement, the Investor Questionnaire and the other agreements, certificates and documents contemplated hereby, and to consummate the Transactions and carry out their obligations hereunder. This Agreement has been duly executed and delivered by Sellers and (assuming due execution and delivery by Buyer) constitutes a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights and the exercise by courts of equitable powers.

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4.4 Non-Contravention. The execution and delivery of this Agreement, the performance by Sellers of their obligations hereunder and the consummation of the Transactions do not and will not: (a) conflict with or violate the Organizational Documents; (b) conflict with or violate any Legal Requirement applicable to the Company, the Subsidiaries, or the Business; (c) except as set forth on Schedule 4.5 of the Disclosure Schedules, require notice to, consent of or any other action by any Person under, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract; or (d) result in the creation or imposition of a Lien (other than a Permitted Lien) on or applicable to the Company, the Subsidiaries, or the Business.

4.5 Governmental Approvals. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Sellers, the Company, or the Subsidiaries in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, except: (a) as are necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates; and (b) such other consents, approvals, waivers, orders, authorizations, registrations, declarations and filings set forth on Schedule 4.5 of the Disclosure Schedules (the “Required Consents”).

4.6 Financial Statements. A complete copy of the Company’s preliminary, unaudited balance sheets and income statements for the fiscal years ended December 31, 2022 and December 31, 2021 (the “Financial Statements”) have been provided to the Buyer. The Financial Statements have been prepared consistent with the Company’s historical practices. The Company maintains, and has maintained, internal controls over financial reporting that provide reasonable assurance regarding the reliability of the Financial Statements.

4.7 Indebtedness.

(a) As of the Closing, there will be no outstanding Indebtedness owed by the Company or the Subsidiaries, other than the Permitted Indebtedness.

(b) The Company applied for and received the Company PPP Loan, the principal amount of which, together with all accrued interest, has been forgiven. Except for the Company PPP Loan, neither the Company nor any of the Subsidiaries has applied for or incurred any Pandemic-Relief Debt. As to any Pandemic-Relief Debt incurred by the Company or the Subsidiaries: (i) the borrower has met (and, as applicable, continues to meet) the eligibility requirements for receipt of such Pandemic-Relief Debt under Pandemic-Relief Debt Documentation (including, without limitation, with application of all applicable affiliation requirements under applicable Legal Requirements); (ii) all representations and warranties made by the borrower pursuant to the Pandemic-Relief Debt Documentation are true and correct in all material respects; (iii) the borrower is (both before and after giving effect to the transaction contemplated herein) in compliance in all material respects with all Pandemic-Relief Debt Documentation and without limiting the generality of the foregoing have used the proceeds of any such Pandemic-Relief Debt exclusively for purposes permitted by the Pandemic-Relief Debt Documentation (including, as to any PPP Loan exclusively for PPP Specified Forgivable Uses); (iv) the borrower has maintained all records required to be submitted in connection with applying for, obtaining, using the proceeds of, or seeking forgiveness of such Pandemic-Relief Debt; and (v) Sellers have provided to Buyer true, correct and complete copies of all Pandemic-Relief Debt Documentation.

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4.8 Undisclosed Liabilities. Except as set forth in Schedule 4.8 of the Disclosure Schedules, the Company and the Subsidiaries have no Liabilities, except (a) those that are adequately reflected or reserved against in the Financial Statements and (b) those that have been incurred in the Ordinary Course of Business and which are not, individually or in the aggregate, material in amount. Except as set forth on the Closing Notice, the Company and the Subsidiaries have no unpaid Transaction Expenses.

4.9 Absence of Certain Changes or Events. Except as set forth on Schedule 4.9 of the Disclosure Schedules, since November 1, 2022:

(a) With respect to the Company and the Subsidiaries, no Material Adverse Effect has occurred, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect;

(b) The Company and the Subsidiaries have conducted their business in the Ordinary Course of Business, other than with respect to the Transactions;

(c) Other than the Pre-Closing Cash Distribution, there has not been any declaration, setting aside or payment of any distribution or dividend (whether in cash, equity or property) in respect of the Stock, or any purchase, redemption, or other acquisition by the Company of any Stock or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of the Stock;

(d) Neither the Company nor the Subsidiaries have adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution, or filed a petition in bankruptcy under any provisions of federal or state bankruptcy law or consented to the filing of any bankruptcy petition under any similar law;

(e) Neither the Company nor the Subsidiaries have acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(f) There has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s or the Subsidiaries’ assets;

(g) The Company and the Subsidiaries have not granted to any Employee any bonus, whether monetary or otherwise, or any increase in compensation or fringe benefits, in each case outside the Ordinary Course of Business;

(h) There has been no change in the terms of employment for, or modification to the terms of any contract related to employment of, any Employee;

(i) The Company has not made any change in financial accounting methods, principles or practices, nor has the Company made or revoked any Tax elections or made any changes to the Company’s Tax accounting methods, principles, or practices;

(j) The Company has not sold, leased, transferred or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

(k) The Company and the Subsidiaries have not entered into, assumed or become bound under or obligated by any agreement, Contract, lease or commitment or extended or modified the terms of any such agreement, Contract, lease or commitment that (i) involves the payment of greater than $100,000 per annum, (ii) involves the sale of any assets other than the sale of inventory in the Ordinary Course of Business of the Company or the Subsidiaries, or (iii) that involves any license or other agreement with respect to Company Intellectual Property;

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(l) There has been no abandonment or lapse of or failure to maintain in full force and effect any Company Intellectual Property, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m) There has not been any revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable;

(n) No party (including the Company and the Subsidiaries) has accelerated, terminated, made modifications to, or canceled any agreement, Contract, lease or license to which the Company or a Subsidiary is a party or by which it is bound and the Company and the Subsidiaries have not modified, canceled, waived or settled any debts or claims held by them, or waived or settled any rights or claims of a substantial value;

(o) None of the assets of the Company or the Subsidiaries, tangible or intangible, has become subject to any security interest or other Lien, other than a Permitted Lien;

(p) The Company and the Subsidiaries have not made any capital expenditures exceeding $100,000;

(q) The Company and the Subsidiaries have not created, incurred, assumed, prepaid, or guaranteed any Indebtedness or extended or modified any existing Indebtedness outside the Ordinary Course of Business, in each case, other than the Permitted Indebtedness;

(r) There has been no change made or authorized in the Organizational Documents;

(s) The Company and the Subsidiaries have not made any loan to, or entered into any other transaction with, any Employee or any Affiliate of an Employee, other than travel advances, expense reimbursements, and employment payments made in the Ordinary Course of Business;

(t) The Company and the Subsidiaries have not entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement with any of the Employees, outside the Ordinary Course of Business;

(u) The Company and the Subsidiaries have not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, Contract, or commitment for the benefit of any of its Employees (or taken any such action with respect to any other Employee Plan);

(v) The Company and the Subsidiaries have not received notice of, and there is not, any actual or threatened labor trouble or strike;

(w) The Company and the Subsidiaries have not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, outside the Ordinary Course of Business;

(x) The Company and the Subsidiaries have not waived, released, assigned, compromised, commenced, settled, or agreed to settle any Action, and the Company and the Subsidiaries have not become subject to any final judgment in any Action; and

(y) There has been no Contract entered into, act, or omission, that would result in any of the foregoing.

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4.10 Title, Condition, and Sufficiency of Assets. The Company or a Subsidiary has legal and marketable title to all buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of Personal Property purported to be owned by the Company or the Subsidiaries, free and clear of all Liens (other than Permitted Liens). The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of Personal Property are, excepting reasonable wear and tear, structurally sound, free from defects, in good operating condition and repair, and adequate for the uses to which they are put, and no such building, plant, structure, furniture, fixture, machine, equipment, vehicle, or other item of Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets of the Company and the Subsidiaries are sufficient for the continued conduct of their business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct their business as currently conducted. No other Person has any right, title or interest in or to any assets of the Company (except for such rights, title and interests arising out of Permitted Liens).

4.11 Taxes.

(a) The Company and the Subsidiaries have prepared and timely filed (taking into account applicable extensions of time to file) all material Tax Returns required to be filed by the Company or its Subsidiaries on or before the Closing Date, and such Tax Returns are true, complete and accurate in all material respects. The Company and the Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in Schedule 4.11(a) of the Disclosure Schedules, no written claim has ever been made by a Tax Authority in a jurisdiction where the Company or the Subsidiaries do not file Tax Returns that the Company or the Subsidiaries are or may be subject to Tax by that jurisdiction that has not been fully resolved. All material Taxes due and owing by the Company and the Subsidiaries (whether or not shown on any Tax Return) have been timely paid.

(b) The Company and the Subsidiaries have withheld and paid all material Taxes required to be withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person.

(c) The Company and the Subsidiaries have not executed or agreed to any outstanding waiver of any statute of limitations in respect of any Tax or outstanding extension of the period for the assessment or collection of any Tax, nor has any request been made in writing for any such waiver or extension. The Company and the Subsidiaries have not executed or filed any power of attorney with any Tax Authority which is still in effect.

(d) No outstanding deficiencies for Taxes with respect to the Company or the Subsidiaries have been claimed, proposed, or assessed in writing by any Tax Authority (other than those taken into account or reserved against in the Company’s Financial Statements. To the Knowledge of Sellers, there are no pending or threatened audits, assessments, or other actions for or relating to any liability in respect of Taxes of the Company or the Subsidiaries. Schedule 4.11(d) of the Disclosure Schedules identifies all Tax Returns of the Company and the Subsidiaries which have been, to the Knowledge of the Sellers, examined during the past five years by any Tax Authority.

(e) To the Knowledge of Sellers, the Company and the Subsidiaries do not have any Liabilities for unpaid Taxes which have not been accrued or reserved on the Company’s Financial Statements, and, to the Knowledge of Sellers, the Company and the Subsidiaries have not incurred any Liability for Taxes since June 30, 2022 other than in the Ordinary Course of Business.

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(f) There are no Liens, other than Permitted Liens, on the assets of the Company or the Subsidiaries or on the Stock relating to or attributable to Taxes.

(g) The Company and the Subsidiaries (i) are not, and have never been, resident for Tax purposes in any country other than the country of their organization and (ii) do not have, and never have had, a permanent establishment within the meaning of an applicable treaty (or an office or fixed place of business) in a country other than the country of their organization.

(h) Neither the Company nor any of the Subsidiaries is, or has ever been, a member of any affiliated group within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated, or unitary Tax Return.

(i) The Company and the Subsidiaries (i) are not parties to or bound by any Tax sharing, Tax indemnification, or Tax allocation agreement of any kind whatsoever (other than a commercial agreement that is entered into in the Ordinary Course of Business and the principal purpose of which is not the sharing or allocation of Taxes and for which Taxes were not a material economic factor) including among members of an affiliated group filing a consolidated, combined, or unitary Tax Return, and (ii) have no liability for the Taxes of any Person under Regulation Section 1.1502-6 as a transferee or successor, by Contract or otherwise.

(j) Sellers have provided or made available to Buyer complete and accurate copies of all material Tax Returns of the Company and the Subsidiaries, for all taxable periods ending on or after December 31, 2019, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or the Subsidiaries for taxable periods ending on or after December 31, 2019.

(k) Neither the Company nor the Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any Post-Closing Tax Period as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local, or foreign Tax laws), or use of an improper method of accounting during a Pre-Closing Tax Period; (ii) an installment sale or open transaction disposition made on or prior to the Closing Date; (iii) a prepaid amount received on or prior to the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign law executed on or prior to the Closing Date; or (v) any election under Section 108(i) of the Code made on or prior to the Closing Date.

(l) Neither the Company nor the Subsidiaries have been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any Tax Authority with respect to the Company or the Subsidiaries.

(n) The transaction set forth in this Agreement will not cause any reduction in, or elimination of, any Tax advantaged financing, Tax holiday, or other Tax benefit (including credits) with respect to the Company or the Subsidiaries.

(o) The Company and the Subsidiaries have not been a party to a “reportable transaction” (as such term is defined in Treasury Regulations Section 1.6011-4(b)) (other than such transactions that have been properly reported). Schedule 4.11(o) of the Disclosure Schedules sets forth the “reportable transactions” that have been properly reported by the Company and the Subsidiaries.

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(p) All Taxes that the Company and the Subsidiaries (or any professional employer organization that has been engaged by any the Company or the Subsidiaries were required by Legal Requirements to withhold or collect from, but not limited to, equityholders, employees, freelancers, suppliers, service providers and independent contractors (including such freelancers, suppliers, service providers and independent contractors who may be deemed by applicable Legal Requirements to be employees), have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Tax Authority. All Tax reporting obligations with respect to payments made to employees, freelancers, suppliers, service providers and independent contractors have been fully complied with.

(q) Neither the Company nor any of the Subsidiaries have commenced activities in any jurisdiction that will result in an initial filing of any Tax Return with respect to Taxes imposed by a Tax Authority that such Company or Subsidiary had not previously been required to file in the immediately preceding taxable year.

(r) Since its formation, the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and, except as set forth in Schedule 4.11(r) of the Disclosure Schedules, in accordance with any similar statute in each state and local jurisdiction in which the Company is required to file a Tax Return. Except as a direct result of the sale of the Stock hereunder, the Company and Sellers have not taken or allowed, and shall not take or allow, any action that would result in the termination of Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code or corresponding provisions of any state or local statute.

(s) The Company has no potential liability for any Tax under Section 1374 of the Code or any similar Legal Requirement.

(t) The Company has no Tax liability under Section 1375 of the Code for any Pre-Closing Tax Period.

(u) The Company has not, on or after January 1, 2015 (i) acquired assets from another corporation (other than from a subsidiary corporation) in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor; or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

4.12 Product Liability. Except as set forth on Schedule 4.12 of the Disclosure Schedules and other than ordinary course warranty and similar claims, each product sold, licensed, offered, or distributed by the Company or a Subsidiary to any Person (“Company Product”) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other relevant Contract of the Company or the Subsidiary in relation to the specific Company Product and in all material respects with all applicable Legal Requirements in relation to the specific Company Product. No Company Product has been the subject of any recall or other similar action. To the Knowledge of Sellers, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such Company Products.

4.13 Intellectual Property.

(a) Intellectual Property Rights. Schedule 4.13(a)(i) of the Disclosure Schedules is a complete and accurate list of all registered Company Intellectual Property and specifies (i) any other Person that has an ownership interest in such item of registered Company Intellectual Property and the nature of such ownership interest, (ii) the application date, and if applicable, registration date, (iii) the applicable serial or registration number, and (iv) the jurisdictions in which each such item of registered Company Intellectual Property has been issued, filed or registered. Schedule 4.13(a)(ii) of the Disclosure Schedules lists all registered Third Person Intellectual Property (other than “shrink wrap” and similar off-the-shelf software licenses which involve the payment by the Company or a Subsidiary of license fees of less than $10,000 in the aggregate) that is licensed to the Company or a Subsidiary or otherwise used or held for use by the Company or a Subsidiary and specifies (i) the owner(s) of such registered Third Person Intellectual Property, (ii) the application date, and if applicable, registration date, (iii) the applicable serial or registration number, and (iv) the jurisdictions in which each such item of Third Person Intellectual Property has been issued, filed or registered.

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(b) Validity and Enforceability. Each item of currently in force registered Company Intellectual Property is valid, subsisting and enforceable (assuming, with respect to applications, that registration is granted on the applications, as filed or allowed). Without limiting the generality of the foregoing:

(i) No Trademark owned, used or applied for by the Company or a Subsidiary conflicts or interferes with any Trademark used or applied for by any other Person.

(ii) None of the goodwill associated with or inherent in any Trademark in which the Company or a Subsidiary has or purports to have an ownership interest has been impaired.

(iii) Schedule 4.13(b)(iii) of the Disclosure Schedules accurately identifies and describes each filing, payment, and action that must be made or taken with respect to the applicable Governmental Entity on or before the date that is 120 days after the date of this Agreement in order to maintain in full force and effect each item of currently in force registered Company Intellectual Property and, to the extent the Company or a Subsidiary is responsible for the prosecution and maintenance thereof, Third Person Intellectual Property that is licensed to the Company or a Subsidiary or otherwise used or held for use by the Company or a Subsidiary, except for any official actions that may be required to be taken with respect to pending applications that were not known to the Company or a Subsidiary as of the date of this Agreement.

(iv) Sellers have provided to Buyer complete and accurate copies of all non-privileged applications, correspondence and other material documents related to each item of registered Company Intellectual Property and, to the extent the Company or a Subsidiary is responsible for the prosecution and maintenance thereof, registered Third Person Intellectual Property that is licensed to the Company or a Subsidiary or otherwise used or held for use by the Company or a Subsidiary.

(v) To the extent that any Intellectual Property material to the operation of the Business has been developed or created independently by a third party or jointly with a third party for the Company or a Subsidiary is used or held for use by the Company or a Subsidiary in connection with the Business or is incorporated into any Company Product or Company Software, the Company or such Subsidiary has an agreement with such third party with respect thereto and the Company or such Subsidiary thereby either (A) has obtained ownership of all right, title and interest in and to, or (B) has obtained license rights to all such Intellectual Property. With respect to all such Intellectual Property in which the Company or a Subsidiary has obtained ownership rights, each of the respective third parties has executed and filed all declarations, affidavits and assignments necessary to perfect ownership of record by the Company or the Subsidiary of any registered Intellectual Property.

(vi) Except as set forth on Schedule 4.13(b)(vi) of the Disclosure Schedules, the Company and the Subsidiaries have not assigned, transferred ownership of, or granted any exclusive license with respect to any Company Intellectual Property to any Person.

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(c) Infringement. The Company and the Subsidiaries have not infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate any Third Person Intellectual Property, and the operation of the Business does not constitute unfair competition or trade practices under the laws of any applicable jurisdiction.

(i) The Company and the Subsidiaries have not received (A) notice from any Person that the operation of the Business or any Company Product or Company Software is alleged to infringe on any Third Person Intellectual Property or constitutes unfair competition or trade practices under the laws of any jurisdiction, or (B) a formal legal opinion regarding the potential infringement, misappropriation, or violation of any Third Person Intellectual Property by Company Intellectual Property or any Company Product or Company Software. No infringement, misappropriation, or similar claim or Action is pending or, to the Knowledge of Sellers, has been threatened against the Company, the Subsidiaries, or against any third Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or the Subsidiaries with respect to such claim or Action.

(ii) To the Knowledge of Sellers, no Person has infringed, misappropriated, or otherwise violated or is infringing, misappropriating, or otherwise violating any Company Intellectual Property. No letter or other written or electronic communication or correspondence has ever been sent or otherwise delivered by or to or on behalf of the Company or any Subsidiary regarding any actual, alleged, or suspected infringement or misappropriation of any Company Intellectual Property. None of the Company or any Subsidiary has ever commenced any Action regarding any actual, alleged, or suspected infringement or misappropriation of any Company Intellectual Property.

(d) Litigation. As of the date of this Agreement, no Action is pending or, to the Knowledge of Sellers, threatened against the Company or a Subsidiary that challenges the validity or ownership of, or the Company’s or a Subsidiary’s right to access, any Company Intellectual Property or Third Person Intellectual Property. To the Knowledge of Sellers, there is no reasonable basis for a claim that any Company Intellectual Property is invalid or unenforceable.

(e) No Order. No item of Company Intellectual Property is subject to any proceeding or outstanding order by any Governmental Entity restricting the use, transfer, or licensing thereof by the Company or any Subsidiary.

(f) Registration. (i) All necessary registration, maintenance, and renewal fees for each item of currently in force registered Company Intellectual Property and, to the extent the Company or a Subsidiary is responsible for the prosecution and maintenance thereof, Third Person Intellectual Property, have been paid to the extent they were due prior to the Closing, (ii) all necessary documents, recordations, and certificates in connection with such Company Intellectual Property or Third Person Intellectual Property (as applicable) is, and at all times has been, in compliance with all Legal Requirements in all material respects, and (iii) all filings, payments, and other actions reasonably required to be made or taken to maintain each such item of Company Intellectual Property or Third Person Intellectual Property in full force and effect have been made by the applicable deadline to the extent such deadline occurred prior to the Closing. All currently in force registered Company Intellectual Property is in good standing and in full force and effect. Without limiting the foregoing:

(i) All required documents, recordations and certificates to establish, secure, and perfect the rights of the Company or a Subsidiary in the currently in force registered Company Intellectual Property have been validly executed, delivered, and filed in a timely manner with the relevant patent, copyright, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Company Intellectual Property.

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(ii) Each item of Company Intellectual Property constituting a U.S. patent application or patent was filed within one year of the first printed publication, public use, or offer for sale of each invention described in such U.S. patent application or patent, as applicable. Each item of Company Intellectual Property constituting a foreign patent application or patent was filed or claims priority to a patent application filed prior to each invention described in such foreign patent application or foreign patent being first made available to the public.

(g) Conduct of Business. The Company or a Subsidiary (i) either owns the entire right, title, and interest in and to, or possesses sufficient rights to exploit (consistent with how the Company or such Subsidiary exploits same as of the Closing), the Company Intellectual Property, and (ii) possesses sufficient rights to exploit and use the Third Person Intellectual Property that is licensed to the Company or a Subsidiary or otherwise used or held for use by the Company or a Subsidiary consistent with how the Company or such Subsidiary exploits and uses same as of the Closing.

(h) Encumbrances. The Company Intellectual Property is free and clear of any Liens (other than Permitted Liens).

(i) Company IP Contracts.

(i) Schedule 4.13(i) of the Disclosure Schedules lists all Company IP Contracts (other than “shrink wrap” and similar off-the-shelf software licenses which involve the payment by the Company or a Subsidiary of license fees of less than $10,000 in the aggregate) and specifies all Company IP Contracts (other than “shrink wrap” and similar off-the-shelf software licenses which involve the payment by the Company or a Subsidiary of license fees of less than $10,000 in the aggregate) requiring the Company or a Subsidiary to pay royalties or milestone payments to any third Person. Except for compliance with the Company IP Contracts set forth on Schedule 4.13(i) of the Disclosure Schedules, neither the Company nor a Subsidiary has provided, licensed, or transferred any ownership interest in any of the Company Intellectual Property or Third Person Intellectual Property to any third Person.

(ii) As of the Closing, (A) all of the Company IP Contracts are in full force and effect and are binding and enforceable against any Person party to such Company IP Contract, (B) the Company and the Subsidiaries are in compliance with all Company IP Contracts in all material respects, (C) to the Knowledge of Sellers, none of the other parties thereto are in violation, breach, or default thereof, and (D) no event has occurred that with notice or lapse of time would constitute a breach or default thereunder by the Company or the Subsidiaries or, to the Knowledge of Sellers, of any other Person that is a party to such Company IP Contract, or would permit the modification or premature termination of such Company IP Contract by any other party thereto. None of the Company or any Subsidiary is bound by, and no Company Intellectual Property or, to the Knowledge of Sellers, Third Person Intellectual Property that is licensed to the Company or a Subsidiary or otherwise used or held for use by the Company or a Subsidiary is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or a Subsidiary to use, exploit, assert, or otherwise enforce any Company Intellectual Property anywhere in the world.

(iii) Except as set forth in Schedule 4.13(i) of the Disclosure Schedules, the consummation of the Transactions will not result in the breach or other violation of any Company IP Contract that would (A) allow any other party thereto to modify, cancel, terminate, or otherwise suspend the operation thereof, or result in an automatic change in such Company IP Contract, including any increase in royalty rates or termination of such Company IP Contract, or (B) give any other Person the right or option to cause or declare (i) a loss of, or Lien on, any Company Intellectual Property, (ii) the release, disclosure, or delivery of any Company Intellectual Property by or to any escrow agent or other Person, or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.

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(iv) Following the Closing, Buyer will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under all Company IP Contracts to the same extent that the Company or such Subsidiary would have been able to had the Transactions not occurred and without being required to pay any additional amounts or consideration other than fees, royalties, or payments which the Company or such Subsidiary would otherwise be required to pay had the Transactions not occurred.

(j) Software.

(i) Proprietary Software. Section 4.13(j) of the Disclosure Schedules contains a correct, current, and complete list of all Company Software and all other material proprietary Software of the Company and the Subsidiaries. With respect to all Company Software and each other item of material proprietary Software, there is no Third Person Intellectual Property incorporated in or distributed or licensed with such Company Software, in each case except for non-customized, off-the-shelf Software that is commercially available pursuant to shrinkwrap, click-through, or other standard form agreements with an annual license fee or replacement value of less than $10,000, and for each identified item of Third Person Intellectual Property, the Company IP Contract relating to the Company’s or the Subsidiaries’ use of such Third Person Intellectual Property.

(ii) Source Code. The Company and the Subsidiaries are in actual possession of and have exclusive control over a complete and correct copy of the source code for all proprietary components of the Company Software, including all previous major releases and all other material proprietary Software of the Company and the Subsidiaries. The Company and the Subsidiaries have not disclosed, delivered, licensed, or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Software to any escrow agent or any other Person, other than (A) an employee, independent contractor, or consultant of the Company or the Subsidiaries pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company or the Subsidiaries; or (B) an independent third-party escrow agent pursuant to a valid and enforceable written source code escrow agreement providing for limited release only upon the occurrence of specified release events, and no such release event has occurred, and no circumstance or condition exists that would reasonably be expected to result in the occurrence of any such release event. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the Transactions will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Software. As of the date hereof, to the Knowledge of Sellers, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Software.

(iii) Open Source Software. Section 4.13(j)(iii) of the Disclosure Schedules sets forth a correct, current, and complete list of each item of Open Source Software that is or has been used by the Company or any of the Subsidiaries in the conduct of its business. The Company and the Subsidiaries have complied with all notice, attribution, and other requirements of each license applicable to the Open Source Software disclosed in Section 4.13(j)(iii) of the Disclosure Schedules in all material respects. The Company and the Subsidiaries have not used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (A) disclosure or distribution of any Company Software or any other proprietary Software in source code form; (B) license or other provision of any Company Software or any other proprietary Software on a royalty-free basis; or (C) grant of any patent license, non-assertion covenant, or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Software or any other proprietary Software.

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(iv) Conformance with Specifications; Defects; Malicious Code. All Company Software (A) complies with all applicable Legal Requirements, including with respect to security, in all material respects; and (B) conforms to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and representations, in all material respects. No Company Software contains any bug, defect, or error that materially adversely affects, or would reasonably be expected to materially adversely affect, the value, functionality, or performance of such Company Software. None of the Company Software, and no other Software used in the operation of the business of the Company and the Subsidiaries or provision of any Company Software, contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that would reasonably be expected to, (A) disrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Software or such other Software is installed, stored, or used; or (B) damage, destroy, or prevent the access to or use of any data or file without the user’s consent, except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Company Software or such other Software to an authorized user. The Company has taken reasonable steps to prevent the introduction of Malicious Code into the Company Software.

(k) Confidentiality. The Company and the Subsidiaries have taken reasonable steps to protect their rights in Company Intellectual Property constituting confidential information and trade secrets and to prevent the unauthorized use thereof by any Person. No Employee or contractor has any claim, right (whether or not currently exercisable) or interest to or in any Company Intellectual Property. To the Knowledge of Sellers, no Employee is: (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any Subsidiary; or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality as a result of his or her employment or activities with the Company or any Subsidiary.

(l) Privacy and Data Security.

(i) All non-public personally identifiable information relating to a natural or legal Person, the privacy of whom is protected under Legal Requirements (“Personal Data”), if any, that the Company or a Subsidiary has shared, or will share in connection with the Transactions, with Buyer, has been collected, maintained, and used at all times by the Company and the Subsidiaries in compliance, in all material respects, with all applicable Legal Requirements, Contracts of the Company and the Subsidiaries, and policies and practices relating to Personal Data that the Company and the Subsidiaries have communicated to Persons about whom the Personal Data relates.

(ii) The Company and each of the Subsidiaries, and, to the Knowledge of Sellers, all vendors, processors, or other third parties acting for or on behalf of the Company or the Subsidiaries in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of the Company or any of the Subsidiaries, comply and at all times have complied, in all material respects, with all of the following: (A) Privacy Laws; (B) rules of self-regulatory organizations, including the Payment Card Industry Data Security Standard; (C) the Company Privacy and Data Security Policies; and (D) any contractual requirements or terms of use concerning the Processing of Personal Information to which the Company or any of the Subsidiaries is a party or otherwise bound as of the date hereof (“Privacy Agreements”).

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(iii) The execution, delivery, and performance of this Agreement and the consummation of the Transactions do not and will not: (A) conflict with or result in a material violation or material breach of any Privacy Laws, Company Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for the Company or any of the Subsidiaries, or Privacy Agreements); or (B) require the consent of or notice to any Person concerning such Person’s Personal Information.

(iv) At all times, the Company and the Subsidiaries have (A) made all disclosures to users or customers about its activities involving Processing Personal Information as required by applicable Legal Requirements, and none of such disclosures made or contained in any Company Privacy and Data Security Policy has been inaccurate, misleading, deceptive, or in violation of any Privacy Laws (including by containing any material omission); and (B) obtained all necessary consents required under applicable Legal Requirements to Process Personal Information, except in each case where the failure to make such disclosures or obtain such consents would not have a Material Adverse Effect. To the Knowledge of Sellers, all vendors, processors, and other third parties Processing Personal Information for or on behalf of the Company or any of the Subsidiaries are, and have been, in compliance, in all material respects, with the Company Privacy and Data Security Policies. The Company has delivered or made available to Buyer true, complete, and correct copies of all Company Privacy and Data Security Policies.

(v) (A) no Personal Information in the possession or control of the Company or any of the Subsidiaries, or to the Knowledge of Sellers, held, Processed, or managed by any vendor, processor, or other third party for or on behalf of the Company or any of the Subsidiaries, has been subject to any data breach or other security incident that has resulted in or presents a risk of unauthorized access, disclosure, use, denial of use, alteration, corruption, destruction, compromise, or loss of Personal Information or that has caused or would reasonably be expected to cause a disruption to the conduct of the Company’s and the Subsidiaries’ business (a “Security Incident”), and (B) the Company and the Subsidiaries have not notified and there have been no facts or circumstances that would require the Company or the Subsidiaries to notify, any Governmental Entity or other Person of any Security Incident.

(vi) The Company and the Subsidiaries have not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Entity or other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other Action, (A) relating to any actual, alleged, or suspected Security Incident or violation of any Privacy Law, Privacy Agreement, Company Privacy and Data Security Policy, or any Person’s individual privacy rights involving Personal Information in the possession or control of the Company or any of the Subsidiaries, or held or Processed by any vendor, processor, or other third party for or on behalf of the Company or any of the Subsidiaries; (B) requiring or requesting the Company or any of the Subsidiaries to amend, rectify, cease processing, de-combine, permanently anonymize, block, or delete any Personal Information, or to decommission or materially alter the exploitation or operation of the Company’s or any Subsidiaries’ operations, in whole or in part; (C) prohibiting or threatening to prohibit the transfer of Personal Information to any place; or (D) permitting or mandating any Governmental Entity to investigate, requisition information from, or enter the premises of, the Company or any of the Subsidiaries, and there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing.

(vii) The Company and each of the Subsidiaries have at all times implemented and maintained reasonable security measures, plans, procedures, controls, and programs, including written information security programs, to (A) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (B) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its Software, systems, applications, and websites involved in the Processing of Personal Information; and (C) provide notification in compliance with applicable Privacy Laws in the case of any Security Incident.

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4.14 Compliance with Laws; Permits.

(a) Compliance with Laws. The Company and the Subsidiaries are not, and have not been, in conflict with, or in default or in violation of, in any material respect, the Organizational Documents, any Legal Requirement applicable to them or by which the Company, the Subsidiaries, or any of their businesses or properties is bound or affected. Without limiting the foregoing:

(i) Neither the Company nor any Subsidiary has received any notice of or been charged with any material default or violation of any such Legal Requirements. There is no judgment, injunction, order, or decree binding upon or outstanding against the Company or any Subsidiary that has or would reasonably be expected to have the effect of prohibiting or materially impairing the business of the Company and the Subsidiaries. Neither the Company nor any Subsidiary has received from any Governmental Entity notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration, or other action alleging that any of its operations or activities is in default or violation of any applicable Legal Requirement.

(ii) The Company and the Subsidiaries have not (A) made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, or (B) failed to disclose a material fact required to be disclosed to any Governmental Entity.

(b) Permits. The Company and the Subsidiaries hold all material Permits from Governmental Entities that are required to lawfully conduct the business of the Company and the Subsidiaries (collectively, the “Company Permits”). The Company and the Subsidiaries have fulfilled and performed all of their material obligations with respect to the Company Permits and have not received or been subject to any written notice, claim, or assertion alleging any violation of the Company Permits nor has any such notice, claim, or assertion been threatened. As of the date hereof, there are no Actions pending or threatened, that seek the suspension, cancellation, revocation, or material adverse modification of any of the Company Permits. Each of the Company Permits is in full force and effect, and the Company and the Subsidiaries are in compliance with the terms of the Company Permits in all material respects.

4.15 Litigation. There are no Actions of any nature pending or threatened against the Company or the Subsidiaries, or the assets or properties of the Company or the Subsidiaries, before any court, governmental department, commission, agency, instrumentality, authority, or arbitrator. To the Knowledge of Sellers, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such Action. There is no legal proceeding brought by the Company or the Subsidiaries currently pending or that they intend to initiate.

4.16 Broker’s and Finder’s Fees; Fees and Expenses. Neither Sellers, the Company, nor the Subsidiaries has incurred, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the Transactions.

4.17 Employee Benefit Plans.

(a) Employee Plans. Schedule 4.17(a) of the Disclosure Schedules lists each Employee Plan. Neither the Company nor any Subsidiary has any commitment or plan to establish any new Employee Plan, to materially modify any Employee Plan (except to the extent required by law or to conform any such Employee Plan to the requirements of any applicable Legal Requirements or as required by this Agreement), or to adopt or enter into any new Employee Plan. Sellers have provided to Buyer correct and complete copies of all documents embodying each Employee Plan including all amendments thereto. No Employee Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

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(b) Benefit Plan Compliance.

(i) Each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements in all material respects. The Company and the Subsidiaries have performed all material obligations required to be performed by them under any Employee Plan. None of the Company or any Subsidiary is in material default or material violation of, and, to the Knowledge of Sellers, there is no material default or material violation by any other party to, the terms of any Employee Plan. There are no current actions, suits or claims pending, threatened, or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. There are no audits, inquiries or proceedings pending or threatened by any Governmental Entity with respect to any Employee Plan. The Company and the Subsidiaries are not subject to, and have never incurred, any penalty or Tax with respect to any Employee Plan. The Company and the Subsidiaries have timely made or otherwise provided all contributions, reserves, and other payments required by and due under the terms of each Employee Plan.

(ii) Neither the Company, the Subsidiaries, nor any of their ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Legal Requirements relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Employee Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangement.

(iii) Each Employee Plan can be amended, terminated, or otherwise discontinued after the Closing Date in accordance with its terms, without liabilities to Buyer, the Company, the Subsidiaries, or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company and the Subsidiaries have no commitment or obligation and have not made any representations to any employee, officer, director, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Employee Plan or any collective bargaining agreement, in connection with the consummation of the Transactions or otherwise.

(iv) Other than as required under Sections 601 to 608 of ERISA or other applicable Legal Requirements, no Employee Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company, the Subsidiaries, nor any of their ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(v) There has been no amendment to, announcement by the Company, the Subsidiaries, or any of their Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or collective bargaining agreement that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor, or consultant, as applicable. None of the Company, the Subsidiaries, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Employee Plan or any collective bargaining agreement.

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(vi) Each Employee Plan that is subject to Section 409A of the Code has been administered in compliance, in all material respects, with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither the Company nor the Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(vii) Each individual who is classified by the Company or the Subsidiaries as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Employee Plan.

(c) Effect of Transaction. Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits with respect to any Employee or other Person.

4.18 Employment Matters.

(a) Schedule 4.18(a) of the Disclosure Schedules contains a list of all current Employees and independent contractors of the Company and the Subsidiaries and sets forth for each such individual the following: name, job title or position, current base compensation (or consulting rate), exempt or non-exempt status, date of hire, target bonus opportunity, and classification as an employee or consultant. As of the date hereof, all compensation, including wages, commissions, bonuses, fees, and other compensation, payable to all Employees, independent contractors, or consultants of the Company or the Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full) and, except as set forth on Schedule 4.18(a) of the Disclosure Schedules, there are no outstanding agreements, understandings, or commitments of the Company or the Subsidiaries with respect to any compensation, commissions, bonuses, or fees.

(b) The Company and the Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, employee safety and health, and wages and working hours. The Company and the Subsidiaries have properly classified all individuals providing services to the Company or the Subsidiaries as employees or non-employees for all relevant purposes, and the Company and the Subsidiaries have no liabilities for the payment of taxes, fines, penalties, or other amounts, however designated, for any failure to properly classify such individuals. The Company and the Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting work permits and residence permits of foreign employees. The Company and the Subsidiaries have met all Legal Requirements, in all material respects, relating to the employment of foreign citizens with respect to each current or former Employee, including all requirements of I-9, and none of the Company or any Subsidiary has employed any Employee who was not permitted to work or perform services for the benefit of the Company or such Subsidiary in the jurisdiction in which such Person was employed. Each of the Company and the Subsidiaries has complied in all material respects with all Legal Requirements that could require overtime to be paid to any current or former Employee and no such current or former Employee has brought or threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts. None of the Company or the Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar Legal Requirement) affecting any site of employment of the Company or the Subsidiaries.

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(c) None of the Company or any Subsidiary is a party to any collective bargaining agreement or union contract. No collective bargaining agreement is currently being negotiated by the Company or any Subsidiary, and neither the Company nor any Subsidiary has experienced any attempt by organized labor to cause the Company or any Subsidiary to comply with or conform to demands of organized labor relating to its employees. There is no labor dispute, strike, or work stoppage against the Company or any Subsidiary pending, threatened, or reasonably anticipated. Except as set forth on Schedule 4.18(c) of the Disclosure Schedules, there are no Actions, suits, claims, labor disputes, or grievances pending or threatened, relating to any labor, safety, or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(d) There is no agreement, plan, arrangement, or other Contract covering any Employee that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.

4.19 Real Property. The Company and the Subsidiaries do not own, and have never owned, any real property. Schedule 4.19 sets forth a true, correct, and complete description of all real property leased, licensed to, or otherwise used or occupied (but not owned) by the Company or any Subsidiary (collectively, the “Leased Real Property”) and a true, correct, and complete list of all leases, subleases, licenses, concessions, and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties, and other agreements related to, used by, necessary for the conduct of, or held for use by the Company or a Subsidiary (the “Real Property Leases”). Sellers have delivered to Buyer a true, correct, and complete copy of each Real Property Lease. There is not, under any of the current Real Property Leases, any material default by the Company or a Subsidiary, nor, to the Knowledge of Sellers, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. There has not been any sublease or assignment entered into by the Company or a Subsidiary with respect to any Leased Real Property. The Leased Real Property is in good repair and operating condition (normal wear and tear excepted). Each of the Real Property Leases is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other laws affecting the rights of creditors generally and general principles of good faith. With respect to those Real Property Leases that were assigned or subleased to the Company or a Subsidiary by a third party, all necessary consents to such assignments or subleases have been obtained. The Company and the Subsidiaries have not received any notice of: (a) violations of building codes, zoning ordinances or other Legal Requirements affecting the Leased Real Property; (b) existing, pending, or threatened condemnation proceedings affecting the Leased Real Property; (c) existing, pending, or threatened, zoning, building code, or other moratorium proceedings; or (d) similar matters that would reasonably be expected to adversely affect the operation of the Leased Real Property.

4.20 Environmental Matters.

(a) The Company and the Subsidiaries are and have been in compliance, in all material respects, with all Environmental Laws.

(b) The Company and the Subsidiaries have obtained and complied with, and are in compliance in all material respects with, all Environmental Permits required by any Legal Requirement, except where the failure to obtain and/or comply would not have a Material Adverse Effect. A list of all such Environmental Permits is set forth on Schedule 4.20(b) of the Disclosure Schedules.

(c) None of the Company or any Subsidiary has received from any Person any (i) Environmental Notice or Environmental Claim or (ii) request for information, notice, demand letter, administrative inquiry, complaint, report, or information regarding any actual or alleged violations of or any Liabilities or potential Liabilities or corrective, investigatory, or remedial obligations arising under or relating to any Environmental Law.

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(d) To the Knowledge of Sellers, no real property currently or formerly owned, operated, or leased by the Company or the Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(e) To the Knowledge of Sellers, there are no Hazardous Materials present in soils or groundwater at the Leased Real Property in a quantity or condition that would reasonably be expected to result in any liability on the Company, the Subsidiaries, or Buyer or that would, after the Closing Date, prevent, impede, or increase the costs associated with the ownership, lease, operation, performance, or use of the Leased Real Property.

(f) Any location to which the Company or the Subsidiaries have sent or otherwise arranged for the disposal of any of Hazardous Materials is not the subject of any investigation or remediation activity under applicable Environmental Laws.

(g) To the Knowledge of Sellers, there are no underground or aboveground storage tanks located on or in the Leased Real Property. To the Knowledge of Sellers, there is no asbestos, asbestos-containing materials or polychlorinated biphenyls contained in or forming part of any building, building component, structure, or office space on or in the Leased Real Property. The Company and the Subsidiaries have not utilized any septic tanks for the discharge of process wastewater or any Hazardous Materials except in compliance, in all material respects, with applicable Environmental Laws.

(h) None of the Company or any Subsidiary has retained or assumed, by contract or operation of law, any Liabilities of third parties under any Environmental Law.

(i) The Company, the Subsidiaries, and Sellers have provided to Buyer copies of all documentation in their possession or control regarding Hazardous Materials or concerning compliance with Environmental Laws.

4.21 Contracts.

(a) Material Contracts. Schedule 4.21 of the Disclosure Schedules sets forth each “Material Contract” of the Company or any Subsidiary, which shall mean any Contract:

(i) with the Company’s top twenty customers by revenue and top twenty vendors by amount paid, during the twelve-month period immediately preceding the date of this Agreement;

(ii) that require the Company or a Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) that provides for the indemnification of any Person (except pursuant to Contracts entered into in the Ordinary Course of Business) or the assumption of any Tax or other Liability of any Person;

(iv) that relates to the acquisition or disposition of any business, stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

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(v) that is a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, or advertising Contract;

(vi) (A) between the Company or any Subsidiary and any Employee, (B) pursuant to which the Company or a Subsidiary is or may become obligated to make any severance, termination or similar payment to any Employee, or (C) pursuant to which the Company or any Subsidiary is or may become obligated to make any bonus or similar payment to any Employee (other than payments constituting base salary);

(vii) relating to Indebtedness (other than Contracts relating to trade payables);

(viii) under which the Company or any Subsidiary has advanced or loaned any amount to any Related Party;

(ix) related to the development, assignment, or license of the Company Intellectual Property;

(x) concerning the occupancy, management, or operation of the Leased Real Property;

(xi) under which the Company or any Subsidiary leases personal property;

(xii) all Contracts relating to the settlement or compromise of any Actions that were (A) entered into during the five-year period prior to the Closing Date or (B) under which the Company or any Subsidiary has any outstanding Liability or obligation;

(xiii) with any Governmental Entity;

(xiv) that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or contain any similar restriction;

(xv) creating any joint venture or partnership between the Company or any Subsidiary and any third party or providing for any sharing of profits or losses by the Company or such Subsidiary with any third party;

(xvi) involving the acquisition or divestiture of any business or asset by the Company or any Subsidiary;

(xvii) granting powers of attorney; and

(xviii) relating to any collective bargaining agreement.

(b) Each Material Contract is valid and binding upon the Company or the Subsidiary and the other parties thereto, in accordance with its terms, and is in full force and effect. Neither the Company, the Subsidiary, nor, to the Knowledge of Sellers, any other party to any Material Contract is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract by the Company or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been provided by Sellers to Buyer. There are no disputes pending or threatened under any Material Contract. All amounts due and payable under Material Contracts have been paid.

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(c) In entering into any Contract, exercising its rights and/or fulfilling its obligations under any Contract, the Company and the Subsidiaries have not: (i) materially breached any covenant, obligation, or restriction under any other Contract, including without limitation materially breaching any negative covenant, exclusivity obligation, or the like; (ii) granted licenses, access, options, rights of first refusal, or other rights to more than one party in a manner that such licenses, access, options, rights of first refusal, or other rights conflict with, or may conflict with, each other, either at the time a Contract is entered into or thereafter, including when such other party, the Company, or the Subsidiary exercises a licenses, access, options, rights of first refusal, or other contractual right under its Contract with the Company or the Subsidiary; (iii) comingled, disclosed, or used any data, results, information, materials, database, other know-how or funds in a manner that constitutes, or has the potential to constitute, a material breach of the Company’s or the Subsidiary’s confidentiality, non-use, material transfer, or other similar obligations under any Contract; or (iv) agreed to terms under any Contract that would prohibit, restrict, or limit the Company’s or the Subsidiary’s ability to fulfill its obligations under any other Contract, or that would cause the Company or the Subsidiary to be in material breach of any of its obligations under another Contract, either at the time a Contract is entered into or thereafter, including when such other party, the Company, or the Subsidiary exercises licenses, access, options, rights of first refusal, or other contractual right thereunder.

4.22 Insurance. The Company and the Subsidiaries maintain commercially reasonable levels of insurance and all insurance required under Material Contracts and Permits. All premiums due and payable under all insurance policies of the Company and the Subsidiaries have been paid, and the Company and the Subsidiaries are otherwise in compliance with the terms of such policies in all material respects.

4.23 Trade and Anti-Corruption Compliance.

(a) Neither the Company, the Subsidiaries, nor any of their directors, officers, managers, employees, agents, or third-party representatives is currently or has at any time been: (A) a Sanctioned Person; (B) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (C) otherwise in violation of any Trade Laws in any material respect.

(b) Each of the Company; the Subsidiaries; and their respective shareholders, directors, members, managers, officers, employees, and agents, and, to the Knowledge of Sellers, any other Person acting on behalf of the Company or a Subsidiary, (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment, or other unlawful expenses; (b) has not made any direct or indirect unlawful payments or facilitation payments to any foreign or domestic government official; (c) has not violated and is not violating any Anti-Corruption Laws in any material respect; (d) has not established or maintained, and is not maintaining, any unlawful fund of monies or other properties; (e) has not made, and is not making, any false, misleading, or fictitious entries (excluding any unintentional errors or disclosures) on its accounting books and records; (f) has not made or received, and is not making or receiving, any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of any nature, or paid or paying any fee, commission, or other payment that has not been properly recorded on the Company’s accounting books and records as required by the Anti-Corruption Laws; or (g) has not otherwise unlawfully given or received anything of value to or from any Person for the purpose of obtaining or retaining business or to secure an improper advantage.

(c) Neither the Company, the Subsidiaries, nor any of their directors, officers, managers, employees, agents or third-party representatives is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any offense or alleged offense under Trade Laws or Anti-Corruption Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and no such investigation, inquiry, or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry, or proceedings.

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4.24 Related Party Transactions. Except as specified on Schedule 4.24 of the Disclosure Schedules, (a) no Related Party currently has, or has had, any direct or indirect interest in any asset of the Company, (b) no Related Party is, or has been, a party to any Contract or transaction with the Company involving any asset of the Company, (c) no Related Party is competing with, or has at any time competed with, the Company or a Subsidiary, and (d) no Related Party has any claim or right against the Company or a Subsidiary, other than pursuant to an employment, consulting, management, or similar agreement.

4.25 Restrictions on Business Activities. Except as specified on Schedule 4.25, there is no Contract binding upon the Company or a Subsidiary or to which the Company or a Subsidiary is a party which has the effect of prohibiting or restricting any current business practice of the Company or a Subsidiary.

4.26 Investor Status.

(a) Sellers have such knowledge, skill and experience in business, financial and investment matters that Sellers are capable of evaluating the merits and risks of an investment in the Buyer Common Stock. With the assistance of Sellers’ own professional advisors, to the extent that Sellers have deemed appropriate, Sellers have made their own legal, tax, accounting, and financial evaluation of the merits and risks of an investment in the Buyer Common Stock and the consequences of this Agreement. Sellers have considered the suitability of the Buyer Common Stock as an investment in light of their own circumstances and financial condition, and Sellers are able to bear the risks associated with an investment in the Buyer Common Stock.

(b) Each Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Sellers agree to furnish any additional information requested by Buyer or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Buyer Common Stock. Each Seller acknowledges that it has completed the Investor Questionnaire and that the information contained therein is complete and accurate as of the date thereof and is hereby affirmed as of the date hereof and as of the Closing Date. Any information that has been furnished or that will be furnished by Sellers to evidence their status as an accredited investor is accurate and complete, and does not contain any misrepresentation or omission.

(c) Each Seller is acquiring the Buyer Common Stock solely for such Seller’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Buyer Common Stock. Each Seller understands that the shares of Buyer Common Stock issued in connection with this Agreement have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of Sellers and of the other representations made by Sellers in this Agreement and the Investor Questionnaire. Each Seller understands that Buyer is relying upon the representations and agreements contained in this Agreement and the Investor Questionnaire (and any supplemental information) for the purpose of determining whether the Transactions meet the requirements for such exemptions.

(d) Each Seller understands that the shares of Buyer Common Stock to be issued to such Seller pursuant to the terms of this Agreement at the Closing are, or will be upon issuance, restricted securities under applicable federal securities laws and that the Securities Act and will bear restrictive legends and the rules of the SEC provide, in substance, that such Seller may dispose of the Buyer Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption therefrom.

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(e) Each Seller acknowledges that neither the SEC, nor the Governmental Entity regulating securities of any state or other jurisdiction, has received, considered, or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(f) Each Seller has full access to a copy of all reports, registration statements, prospectuses and other information filed by Buyer with the SEC pursuant to the Securities Act and the Exchange Act. Each Seller acknowledges that it has carefully reviewed such information as it has deemed necessary to evaluate an investment in Buyer and its securities. To the full satisfaction of each Seller, such Seller has been furnished all materials that it has requested relating to Buyer and the issuance of the Buyer Common Stock hereunder, and such Seller has been afforded the opportunity to ask questions of Buyer and its Representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to such Seller. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Buyer set forth in this Agreement on which such Seller has relied in selling the Stock in exchange for, in part, the Buyer Common Stock.

Article V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements set forth in this Article V are true and correct at the time of execution of this Agreement.

Sellers acknowledge that in making their determination to proceed with the Transactions, Sellers are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties of Buyer that are expressly and specifically set forth in this Article V.

The representations and warranties of Buyer set forth in this Article V constitute the sole and exclusive representations and warranties to Sellers in connection with the Transactions, and Sellers understand, acknowledge and agree that all other representations and warranties of any kind or nature, express or implied are specifically disclaimed by Buyer. Sellers acknowledge and agree that no current or former stockholder, director, officer, employee, Affiliate or advisor of Buyer has made or is making, in such Person’s individual capacity, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

5.1 Organization; Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

5.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the other agreements, certificates and documents contemplated hereby, and to consummate the Transactions. The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer, and no other corporate or other proceedings or actions on the part of Buyer are necessary to authorize the execution and delivery of this Agreement, to perform its obligations hereunder, or to consummate the Transactions. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Sellers, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except (a) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general principles of good faith, and (b) as the remedy of specific performance and injunctive and other forms of relief may be subject to defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

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5.3 Non-Contravention. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation of the Transactions do not and will not: (a) conflict with or violate the articles of incorporation and the bylaws of Buyer; or (b) conflict with or violate any Legal Requirement applicable to Buyer; or (c) require notice to, consent of or any other action by any Person under, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is bound.

5.4 Governmental Approvals. Except for applicable filings with the SEC and NASDAQ listing application and notification that may be required, no consent, approval, waiver, order or authorization of, or registration, declaration, filing or registration with, or notification to, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder or the consummation by Buyer of the Transactions.

5.5 Issuance of Buyer Common Stock.

(a) As of the date of this Agreement, the authorized capital stock of Buyer consisted of 500,000,000 shares of Buyer Common Stock and of 20,000,000 shares of Buyer Preferred Stock. As of the close of business on January 31, 2023, the issued and outstanding capital stock of Buyer consisted of 83,089,862 shares of Buyer Common Stock and of 880,400 shares of Buyer Preferred Stock.

(b) Buyer has authorized the issuance and delivery of the Buyer Common Stock in accordance with this Agreement and, subject to the issuance of the Buyer Common Stock pursuant to the terms of this Agreement, Buyer has reserved for issuance shares of Buyer Common Stock issuable in the Closing Equity Consideration.

(c) As of the Closing Date, the Buyer Common Stock to be issued in the Closing Equity Consideration will be duly authorized and, upon issuance, sale, and delivery as contemplated by this Agreement, such Buyer Common Stock will be validly issued, fully paid, and non-assessable securities of Buyer.

5.6 SEC Filings; Financial Statements.

(a) Since January 1, 2022, Buyer has filed with or furnished to the SEC all periodic reports, definitive proxy statements, schedules and documents required to be filed by it under the Exchange Act, as the case may be, from and after January 1, 2022 (collectively, the “SEC Filings”). Each SEC Filing, as amended or supplemented if applicable, as of its date, or, if amended, as of the date of the last such amendment, complied with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, applicable to such SEC Filing. No subsidiary of Buyer is required to file periodic reports with the SEC pursuant to the Exchange Act.

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(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Filings, as amended, supplemented or restated, if applicable, was prepared in all material respects in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Buyer and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) To the extent required, Buyer has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(d) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Buyer in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are reasonably effective), and, to the extent required, has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Buyer’s outside auditors and the audit committee of Buyer’s board of directors (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

5.7 Investment Purpose. Buyer is acquiring the Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Stock is not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.8 Brokers. No Broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

5.9 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash Consideration and consummate the transactions contemplated by this Agreement.

5.10 Reliance. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon the express representations and warranties of Sellers set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Sellers, the Company or any other Person has made any representation or warranty as to the Sellers, the Company or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

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Article VI.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES and CLAIMS;
INDEMNIFICATION

6.1 Survival of Representations and Warranties and Claims.

(a) All representations and warranties of Sellers contained in Article IV and in the Investor Questionnaires and any claims and causes of action based directly or indirectly upon inaccuracies in or breaches of such representations and warranties, and all representations and warranties of Buyer contained in Article V, and any claims and causes of action based directly or indirectly upon inaccuracies in or breaches of such representations and warranties, shall survive the Closing and will remain in full force and effect for a period of fifteen (15) months following the Closing Date, after which time such representations and warranties shall terminate and any Claim Notice or Indemnification Demand based thereon delivered after such date shall be barred by the expiration of the relevant representation or warranty; provided, however, (i) that the Fundamental Representations shall survive indefinitely, (ii) the representations and warranties set forth in Section 4.11 (the “Tax Representations”) and Section 4.17 shall survive until the expiration of the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension therefore) plus 30 days, and (iii) that if at any time prior to the expiration of any specific representation or warranty, an Indemnified Party has duly delivered to the Indemnifying Party a valid Indemnification Demand or a valid Claim Notice (with such Indemnification Demand or Claim Notice satisfying the requirements set forth in Section 6.4(a) or Section 6.5(a), as applicable) relating to such representation or warranty, then the representation or warranty underlying the claim asserted in such Indemnification Demand or Claim Notice shall survive until such claim is resolved.

(b) The respective covenants, agreements and obligations of the parties contained in this Agreement shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). Claims for breach of any covenants shall survive for the applicable statute of limitations for breach of contract.

6.2 Indemnification.

(a) Indemnification of Buyer Indemnified Parties. Subject to Section 6.1 and the limitations set forth in Section 6.3, Sellers shall jointly and severally indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against any Losses which are incurred, paid, suffered or accrued by any Buyer Indemnified Party by reason of, resulting from or related to or connected with any of the following (regardless of whether or not such Losses relate to any Third-Party Claim):

(i) any inaccuracy in or breach of any representation or warranty of Sellers contained in Article IV, as of the signing of this Agreement and as of the Closing, as if the representations and warranties were given as of the Closing (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any inaccuracy in or breach of any representation or warranty of Sellers contained in the Investor Questionnaires;

(iii) any failure by Sellers to perform or comply with any agreement, obligation or covenant of Sellers contained in this Agreement;

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(iv) any Indemnified Taxes;

(v) any outstanding Indebtedness as of the Closing; and

(vi) any unpaid Transaction Expenses as of the Closing.

(b) Payment of Losses Incurred by Buyer Indemnified Party. In the event any Buyer Indemnified Party shall suffer any Losses for which such Buyer Indemnified Party is entitled to indemnification under this Article VI, subject to Section 6.3, such Buyer Indemnified Party shall recover such Losses that have been determined in accordance with this Agreement, as follows, (i) first, from the Indemnification Escrow Fund, (ii) second, solely to the extent such Losses exceed the Indemnification Escrow Fund, by setting off the amount of such Losses against the amount of Deferred Payment due to Sellers, (iii) third, solely to the extent such Losses exceed the Indemnification Escrow Fund and the amount of Deferred Payment due to Sellers, by return of the applicable portion of shares of Buyer Common Stock delivered to Sellers as Closing Equity Consideration and Deferred Equity Consideration (if indemnification is sought following payment of the Deferred Payment), using the Return Stock Price to determine the value of shares being delivered by Sellers, and (iv) fourth, solely to the extent such Losses exceed the Indemnification Escrow Fund and the amount of Deferred Payment due to Sellers and the value of the returned Buyer Common Stock pursuant to subsection (iii), by payment in cash by Sellers, jointly and severally, to Buyer.

(c) For purposes of this Article VI, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, solely for purposes of determining the amount of the Loss.

(d) Indemnification of Sellers. Subject to Section 6.1 and the limitations set forth in Section 6.3, Sellers shall be entitled to be indemnified, defended and held harmless by Buyer from and against any Losses which are incurred, paid, suffered or accrued by any Seller by reason of, resulting from or related to or connected with any of the following (regardless of whether or not such Losses relate to any Third-Party Claim):

(i) any inaccuracy in or breach of any representation or warranty of Buyer contained in Article V as of the signing of this Agreement and as of the Closing, as if the representations and warranties were given as of the Closing (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any failure by Buyer to perform or comply with any agreement, obligation or covenant of Buyer contained in this Agreement and required to be performed or complied with after the Closing; and

(iii) any Transfer Taxes for which Buyer is responsible pursuant to Section 7.8(c).

(e) Payment of Losses Incurred by Sellers. In the event any Seller shall suffer any Losses for which such Seller is entitled to indemnification under this Article VI, subject to Section 6.3, such Seller shall only be entitled to recover such Losses that have been determined in accordance with this Agreement by payment in cash by Buyer to such Seller.

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6.3 Limitation on Remedies.

(a) Limitations. Notwithstanding anything to the contrary contained herein:

(i) Sellers shall not be liable for any Losses under Section 6.2(a)(i) unless the aggregate amount of all Losses exceeds $150,000 (the “Threshold”), in which event Sellers shall, subject to the other limitations contained herein, be responsible for Losses in excess of the Threshold; provided, however, that the Threshold shall not apply to any Losses by reason of, resulting from or related to or connected with (i) any inaccuracy in or breach of any of the Fundamental Representations or the Tax Representations; (ii) any fraud, intentional misrepresentation, or willful breach by Sellers; or (iii) indemnifiable Losses under Section 6.2(a)(ii)– (vi); and

(ii) the maximum aggregate amount of indemnifiable Losses under Section 6.2(a)(i) that may be recovered from Sellers shall be $1,500,000 (the “Cap”), it being understood that Sellers shall not be liable for Losses in the aggregate in excess of the Cap; provided, however, that the limitation on the obligation to indemnify to an amount equal to the Cap shall not apply to any Losses by reason of, resulting from or related to or connected with (i) any inaccuracy in or breach of any of the Fundamental Representations, the Tax Representations, or indemnifiable Losses under Section 6.2(a)(ii)– (vi), which shall be capped at the amount of the Purchase Price actually received by Sellers; and (ii) any fraud, intentional misrepresentation or willful breach by Sellers, which shall have no cap.

(b) No Multiple Recoveries. An Indemnified Party shall not be entitled under this Agreement to multiple recoveries for the same Loss.

(c) Remedies. The right to indemnification pursuant to this Article VI shall be the sole and exclusive remedy of the Indemnified Parties for any Losses incurred by any Indemnified Party (other than claims for (i) injunctive relief or specific performance of covenants that require performance after the Closing, including, without limitation, the restrictive covenants in Section 7.6, (ii) for injunctive relief or specific performance pursuant to Section 10.7, (iii) Indemnified Taxes, or (iv) fraud, intentional misrepresentation or willful breach by Sellers).

(d) Payments by an Indemnifying Party in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company) in respect of any such claim.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages (except to the extent arising from a Third-Party Claim).

(f) Each Indemnified Party shall take, and cause its Affiliates to take, reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

6.4 Third-Party Claims.

(a) Notice of Third-Party Claims. In the event that an Indemnified Party becomes aware of a third-party claim (a “Third-Party Claim”) with respect to which such Indemnified Party may be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Article VI, the Indemnified Party shall give prompt written notice to the Indemnifying Party of such claim stating in reasonable detail the nature and basis of such Third-Party Claim and the currency amount of such Third-Party Claim (if such amount can be determined with minimal investigation) (a “Claim Notice”); provided, however, that no delay or failure on the part of an Indemnified Party in delivering any Claim Notice shall relieve the Indemnifying Party from any liability hereunder except to the extent such delay or failure materially prejudices the defense of the Third-Party Claim.

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(b) Buyer’s Defense of Third-Party Claim. Buyer may, at its election, undertake and conduct the defense of such Third-Party Claim with counsel reasonably acceptable to Sellers, provided that Thompson Hine LLP is deemed reasonably acceptable to Sellers, upon written notice of such election to Sellers within 30 days after delivery of the Claim Notice. Sellers shall be entitled to participate at their own expense in the defense assisted by counsel of their own choosing (except to the extent necessary to preserve attorney-client privilege), but not to determine or conduct the defense of such Third-Party Claim. Buyer shall have the right to settle, adjust, or compromise such claim; provided, however, that if Buyer settles, adjusts, or compromises any such claim without the written consent of Sellers to such settlement, adjustment, or compromise, it shall not be conclusive evidence of the amount of Losses incurred by Buyer in connection with such claim. If Buyer requests such consent to a settlement, adjustment or compromise, Sellers shall not unreasonably withhold or delay such consent.

(c) Sellers’ Defense of Third-Party Claims. If Buyer does not so elect to undertake and conduct the defense of such Third-Party Claim, Sellers shall (at their sole expense) have the right (but not the obligation) to assume the defense of such Third-Party Claim with counsel reasonably acceptable to Buyer and shall consult with Buyer regarding the strategy for defense of such claim, it being understood that such consultation shall not confer upon Buyer the right to determine or conduct the defense; provided, however, that Sellers may not settle, adjust, or compromise any such Third-Party Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed); provided, further, that except with the prior written consent of Buyer (which consent is not to be unreasonably withheld or delayed), no settlement of any such Third-Party Claim with third-party claimants shall be determinative of any Losses relating to such matter. Notwithstanding the foregoing, in the event that Buyer shall elect to undertake and conduct the defense of such Third-Party Claim, Buyer shall have the right to assume the control of such defense; provided, however, that if Buyer settles, adjusts, or compromises any such claim without the written consent of Sellers, such settlement, adjustment, or compromise shall not be conclusive evidence of the amount of Losses incurred by Buyer in connection with such claim. If Buyer requests such consent to a settlement, adjustment, or compromise, Sellers shall not unreasonably withhold or delay such consent.

(d) Controlling Party Obligations. The party controlling the defense of a Third-Party Claim (the “Controlling Party”) shall, on a prompt and ongoing basis, (i) keep the other party (the “Non-controlling Party”) advised of the status of such claim and the defense thereof (including all material developments and events relating thereto) and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto, and (ii) make available to the Non-controlling Party any documents or materials in its possession or control that may be reasonably necessary or appropriate to understand the defense of such claim (subject to protection of the attorney-client privilege). If requested by the Controlling Party, the Non-controlling Party shall promptly furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaints or other pleadings which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

6.5 Notice of Indemnity Claims.

(a) Notice of Indemnification Demand. If an Indemnified Party reasonably believes itself to be entitled to indemnification under this Article VI other than with respect to a Third-Party Claim, such Indemnified Party shall deliver a written demand (an “Indemnification Demand”) to the Indemnifying Party. The Indemnification Demand shall contain (i) a reasonably detailed description of the facts and circumstances giving rise to the alleged inaccuracy in such representation and warranty or breach of such covenant or other specific circumstance entitling such Indemnified Party to such indemnification; (ii) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party; (iii) a statement that the Indemnified Party is entitled to indemnification under Section 6.2 for such Losses and the specific representation and warranty alleged to have been inaccurate or specific covenant alleged to have been breached or other specific circumstance entitling such Indemnified Party to such indemnification; and (iv) a demand for payment in the amount of such Losses. Upon receiving such Indemnification Demand, the Indemnifying Party shall, subject to the provisions of Section 6.5(b) below, deliver to such Indemnified Party, as promptly as practicable, such amounts as are due pursuant to Section 6.2.

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(b) Objection to Indemnification Demand. The Indemnifying Party may object to any liability claim set forth in an Indemnification Demand by delivering written notice to the Indemnified Party of the Indemnifying Party’s objection (an “Indemnification Dispute Notice”). Such Indemnification Dispute Notice will describe the grounds (to the extent known) for such objection in reasonable detail. If the Indemnifying Party fails to deliver an Indemnification Dispute Notice to the Indemnified Party within 30 days following receipt of an Indemnification Demand from an Indemnified Party that it disputes the indemnity claimed therein, the indemnity claim set forth in the Indemnification Demand shall be conclusively deemed a liability to be indemnified under this Article VI, and such Indemnified Party shall, subject to the limitations contained in this Article VI, be indemnified for the amount of the Losses stated in such Indemnification Demand on demand. If an Indemnification Dispute Notice is delivered, the parties shall thereafter comply with the following dispute resolution provisions:

(i) The Indemnifying Party and the Indemnified Party shall attempt to resolve such dispute promptly by negotiation in good faith. Each such party shall give the other party involved written notice of any dispute not so resolved within 15 days following delivery of an Indemnification Dispute Notice. Within 15 days following delivery of such notice, the party receiving notice shall submit to the other a written response thereto. The notice and response shall include the name and title of the Person who will represent the Indemnified Party and any other Person who will accompany that Person, in the case of the Indemnified Party, or the name and title of the Person who will represent the Indemnifying Party and any other Person who will accompany that Person, in the case of the Indemnifying Party.

(ii) Within 15 days following delivery of the notice pursuant to Section 6.5(b)(i), the designated officer or other designated agent of each of the Indemnified Party and the Indemnifying Party shall meet at a mutually agreed time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations conducted pursuant to this Section 6.5(b) (and any of the parties’ submissions in contemplation thereof) shall be kept confidential by the parties.

(c) Resolution of Indemnification Disputes. In the event the Indemnifying Party and the Indemnified Party are unable to resolve any dispute identified in an Indemnification Dispute Notice in accordance with provisions (i) and (ii) of Section 6.5(b) within 45 days after delivery of any Indemnification Dispute Notice, either the Indemnified Party or the Indemnifying Party may seek to resolve the matter in accordance with Section 10.5.

6.6 Tax Consequences of Indemnification Payments. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VI will be treated as adjustments to the Purchase Price for all Tax purposes, and the parties shall file their respective Tax Returns accordingly and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

6.7 Indemnification Escrow Release. On the Business Day following the date that is 15 months following the Closing Date (the “Escrow Release Date”), Sellers and Buyer shall jointly instruct the Escrow Agent under the Escrow Agreement to pay to Sellers, an amount equal to the excess balance of the Indemnification Escrow Amount over the aggregate amount of such balance that may then be subject to a Claim Notice or Indemnification Demand, if any.

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Article VII.

COVENANTS

7.1 Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the Closing or, except as set forth on Schedule 7.1 of the Disclosure Schedules, as specifically contemplated by any other provision of this Agreement or as required by applicable Legal Requirements, unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall and shall, and shall cause the Company and the Subsidiaries to (A) conduct the operations of the Company and the Subsidiaries in the Ordinary Course of Business (including using commercially reasonable efforts to keep available the services of the Employees), (B) use commercially reasonable efforts to preserve substantially intact the Company’s and the Subsidiaries’ business organization and the goodwill of those having business relationships with them, including material suppliers, distributors, licensors, licensees and others to whom the Company or a Subsidiary has contractual obligations or material business dealings, so that all such relationships and goodwill will be preserved after the date of this Agreement, (C) use commercially reasonable efforts to protect, prosecute, maintain and enforce against infringement the Company Intellectual Property (including not waiving any rights, and taking affirmative actions to preserve any claims, relating to the Company Intellectual Property), and (D) use commercially reasonable efforts to comply with applicable Legal Requirements and the requirements of all Material Contracts. Without limiting the foregoing, and as an extension thereof, except as set forth on Schedule 7.1 of the Disclosure Schedules, as specifically contemplated by any other provision of this Agreement or as required by applicable Legal Requirements, the Company shall not, between the date of this Agreement and the Closing, directly or indirectly, do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Amend or otherwise change the Organizational Documents;

(b) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or a Subsidiary, except pursuant to existing Contracts or written commitments or the sale or purchase of goods or other property or assets in the Ordinary Course of Business;

(c) cancel any debts or waive any claims or rights, except in the Ordinary Course of Business;

(d) make any capital expenditure or commitment, other than (i) in the Ordinary Course of Business; (ii) pursuant to existing commitments or business plans disclosed in writing to Buyer prior to the date hereof; or (iii) which is not material to the results of operations, financial condition, or the business of the Company and the Subsidiaries taken as a whole;

(e) incur any Indebtedness (other than the Permitted Indebtedness) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money;

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(f) except as may be required by applicable Legal Requirements or any Employee Plan, contractual commitments or corporate policies in existence on the date of this Agreement, (i) materially increase the compensation or benefits payable or to become payable to any Employee, or (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any Employee, or establish, adopt, enter into, or amend any Employee Plan, except in the Ordinary Course of Business;

(g) terminate, cancel, or request any material change in, or agree to any material change in, any of the Material Contracts;

(h) make any material change in (i) accounting policies or procedures or (ii) Tax elections or Tax accounting methods, principles, or practices, in each case, other than in the Ordinary Course of Business or except as required by a Governmental Entity; or

(i) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

7.2 Cooperation. The parties hereto shall coordinate and cooperate in connection with (a) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Transactions, and (b) seeking to obtain any such actions, consents, approvals or waivers or making any such filings or any other filings and timely seeking to obtain any such actions, consents, approvals or waivers; provided, however, that except as expressly provided in Article VIII, no such actions, consents, approvals, waivers or filings shall constitute conditions to the Closing. Sellers shall reasonably cooperate with Buyer in connection with obtaining the Audited Financials.

7.3 Access to Information. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party or as would violate the attorney-client privilege, and subject to applicable Legal Requirements, from the date of this Agreement to the Closing, Sellers shall, and shall cause each of the Company, the Subsidiaries, and their respective Representatives to: (a) provide to Buyer and its Representatives, upon reasonable prior notice to Sellers, reasonable access during normal business hours to the properties, offices and other facilities of the Company, the Subsidiaries, and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Buyer may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable prior notice to Sellers and in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or the Subsidiaries.

7.4 Appropriate Action; Consents; Notice of Actions; Control.

(a) Appropriate Actions. Subject to the terms and conditions hereof, (i) the parties hereto will use their respective commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII) at the earliest practicable date; and (ii) the parties hereto shall cooperate with one another in promptly seeking to obtain all authorizations, consents, orders and approvals, giving such notices, and making such filings, in each case, as necessary for consummation of the Transactions. From time to time, as and when requested by any party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party hereto may reasonably deem necessary or desirable to consummate the Transactions.

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(b) Notices and Consents. Each party hereto shall coordinate and cooperate with one another in connection with seeking any Required Consents. Sellers shall use commercially reasonable efforts to obtain all necessary consents as promptly as practicable following the date hereof. Notwithstanding the foregoing, no amendment or modification shall be made to any Contract to obtain any required consent without the prior written consent of Buyer.

(c) Notice of Actions. From the date of this Agreement until the Closing, each of Buyer and Sellers shall promptly notify the other in writing of any pending or, to the knowledge of Buyer or the Knowledge of Sellers (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of Buyer or their respective Affiliates to own or operate all or any portion of the business of the Company and the Subsidiaries.

(d) No Right of Buyer to Control the Company. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company or the Subsidiaries prior to the Closing and the completion of the Transactions. Prior to the Closing and the completion of the Transactions, Sellers shall cause the Company and the Subsidiaries to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations, including the Business.

(e) No Right of Sellers to Control Buyer. Nothing contained in this Agreement shall give Sellers, directly or indirectly, the right to control or direct the operations of Buyer. Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations.

7.5 Certain Notices. From and after the date of this Agreement until the Closing, each party hereto shall, promptly after it has knowledge of the event or failure, as the case may be, notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be reasonably likely to cause any condition to the obligations of the party to effect the Transactions not to be satisfied or (b) the failure of Sellers, Buyer, or any of their respective Representatives, as the case may be, to comply with or satisfy any covenant or agreement to be complied with by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of the party to effect the Transactions not to be satisfied; provided, however, that any party hereto may elect at any time to notify the other party of any development causing a breach of such party’s representations and warranties in Article IV or Article V.

7.6 Restrictive Covenants.

(a) Non-Compete. For a period of four (4) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business, except as contemplated by this Agreement or the Transactions, (ii) have an interest in any Person (other than Buyer) that engages, directly or indirectly, in the Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, or (iii) cause or induce any client, customer, supplier or licensor of the Business (including any existing or former client or customer of the Business and any Person that becomes a client or customer of the Restricted Business after the Closing), or any other Person who has a business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Sellers and/or their Affiliates may own, directly or indirectly, securities of any Person, if a Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

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(b) Non-Solicit. During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, retain, hire or solicit any person who is or was employed by the Company or the Subsidiaries in connection with the Business prior to Closing or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) Confidentiality. From and after the Closing, Sellers will, and will cause their Affiliates to, undertake the following: (i) hold, and use reasonable best efforts to cause its and their Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business and (ii) not use for any purpose, other than in connection with services performed for the sole benefit of Buyer or its Affiliates following the Closing, any and all information, whether written or oral, concerning the Business, in each case except to the extent that Sellers can show that such information (A) is generally available to and known by the public through no fault of Sellers or any of their Affiliates or Representatives or (B) is lawfully acquired by Sellers or any of their Affiliates or Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other Legal Requirements, Sellers will promptly notify Buyer in writing and will disclose only that portion of such information that Sellers are advised by their counsel in writing is legally required to be disclosed; provided, however, that Sellers will use best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(d) Sellers and Buyer each acknowledge that a breach or threatened breach of this Section 7.6 by such party or its applicable Affiliates may give rise to irreparable harm to the non-breaching party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a party of any such obligations, the non-breaching party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Sellers and Buyer acknowledge that the restrictions contained in this Section 7.6 are reasonable and necessary to protect the legitimate interests of the other party and constitute a material inducement to the other party to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 7.6 should ever by adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Legal Requirement in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Legal Requirement. The covenants contained in this Section 7.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) Sellers and Buyer each acknowledge and agree that any claim that any such Person may have against the other, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions under this Section 7.6.

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7.7 Public Disclosure. Without limiting any other provision of this Agreement, Sellers will not issue any press release or make any public statement with respect to this Agreement and the Transactions without Buyer’s prior written consent. In connection with the Closing, Buyer and Sellers will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and will agree on any press release, public statement or filing with the SEC with respect to this Agreement and the Transactions, and will not issue any such press release or make any such public statement or make any such filing prior to such consultation and agreement, except as may be required by applicable Legal Requirements or any listing agreement with any applicable national or regional securities exchange or market. Notwithstanding the foregoing, (a) each of Sellers and Buyer may make internal announcements to its employees as reasonably necessary to communicate the relevant details of the Transactions (provided, that Sellers shall not provide any Employee (other than those set forth on Schedule 7.13) with a copy of this Agreement without the prior written consent of Buyer) and (b) Buyer shall be entitled to respond to analysts’ and equityholders’ questions in the ordinary course and in a manner consistent with any previous disclosure made in accordance with this Section 7.7.

7.8 Tax Matters.

(a) Tax Contests. Buyer, on the one hand, and Sellers, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Except for a Tax Contest that relates to a Straddle Period which shall be solely controlled by Buyer, Sellers will have control over such Tax Contests, which control will include, subject to the immediately following sentence, the right to settle, compromise or concede any such Tax Contest and the right to employ counsel of its choice at its expense; provided, however, that (i) Sellers shall keep Buyer reasonably informed of the progress of any Tax Contest and provide Buyer with copies of all correspondence from any Tax Authority relating to any such Tax Contest, (ii) Sellers shall conduct the defense of such Tax Contest diligently and in good faith, (iii) Buyer will have the right to participate in the defense of such Tax Contest, at its sole expense, if, in the sole opinion of Buyer, such Tax Contest would impact Buyer from and after the Closing Date, and (iv) Sellers shall not resolve such Tax Contest in a manner that would reasonably be expected to have an adverse impact on any indemnification obligations under Article VI without Buyer’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each party shall bear its own costs for participating in such Tax Contest. In the event of any conflict or overlap between the provisions of this Section 7.8(a) and Section 6.4, the provisions of this Section 7.8(a) shall prevail.

(b) Cooperation on Tax Matters. Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Return or Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid one-half by Sellers and one-half by Buyer when due, and Buyer hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes, and if required by Legal Requirements, Sellers will join in the execution of any such Tax Returns and other documentation, if applicable.

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(d) Tax Refunds. Sellers will be entitled to any (i) Tax refunds, including interest paid therewith, that relate to Taxes paid by Sellers, the Company or the Subsidiaries with respect to a Pre-Closing Tax Period , and (ii) amounts credited against Tax to which the Sellers, Company or the Subsidiaries become entitled (including the ERC) which relates to any Pre-Closing Tax Period. Buyer shall pay to Sellers any such refund or the amount of any such credit, net of any expenses or Taxes incurred by Buyer or any of its Affiliates reasonably attributable to such refund or credit, within 15 days after receipt of such refund. None of the Buyer, the Company, or the Subsidiaries shall have an obligation to claim any refund or credit that will give rise to a payment to Sellers pursuant to this Section 7.8(d); provided, however, (i) that, notwithstanding any other provision of this Agreement, at the request of Sellers, Buyer shall cause any Tax Return of the Company or the Subsidiaries that relates to a Pre-Closing Tax Period to be amended as necessary in connection with the ERC, and (ii) Buyer shall promptly notify Sellers of any right to a refund or credit with respect to a Pre-Closing Tax Period of which Buyer or any of its Affiliates becomes aware. Any Tax refunds or credits received by Sellers after the Closing and that relate to Taxes paid by Buyer with respect to a Post-Closing Tax Period shall be for the account of Buyer. Sellers shall pay to Buyer any such refund (or the amount of any such credit), net of any expenses or Taxes incurred by Sellers or any of their Affiliates reasonably attributable to such refund or credit, within 15 days after receipt of such refund; provided, however, Sellers shall have no obligation to claim any refund or credit that will give rise to a payment to Buyer or any of its Affiliates pursuant to this Section 7.8(d). To the extent any such refund or credit subject to this Section 7.8(d) is subsequently disallowed or required to be returned to the applicable Tax Authority, Sellers (with respect to refunds and credits relating to a Pre-Closing Tax Period) and Buyer (with respect to refunds and credits relating to a Post-Closing Tax Period) agree promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Tax Authority, to the other party.

(e) Prorations of Certain Taxes. In the case of any Straddle Period, the portion of Taxes attributable to the Pre-Closing Tax Period of such Straddle Period will be determined as follows: (i) the amount of any Taxes based on or measured by income, gains, or receipts, or payroll attributable to the Pre-Closing Tax Period portion of such Straddle Period will be determined based on an interim closing of the books as of the close of business on the day immediately prior to the Closing Date; and (ii) the amount of any other Taxes attributable to the Pre-Closing Tax Period portion of such Straddle Period will be the total amount of such Taxes for the entire Straddle Period multiplied by a fraction, (x) the numerator of which is the number of days in the Straddle Period up to and including the day immediately prior to the Closing Date, and (y) the denominator of which is the total number of days in such Straddle Period. If one party remits to the appropriate Tax Authority payment for Taxes, which are subject to proration under this Section 7.8(e) and such payment includes the other party’s share of such Taxes, such other party will promptly reimburse the remitting party for its share of such Taxes.

(f) Pre-Closing Tax Returns. Sellers shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company and the Subsidiaries with respect to any taxable period ending before the Closing Date whether due before or after the Closing Date (“Pre-Closing Tax Returns”), at the expense of Sellers; provided, however, that if Buyer requests, Sellers shall provide each Pre-Closing Tax Return to Buyer for its review and comment at least 20 calendar days prior to the date (taking into consideration extensions to file) on which such Pre-Closing Tax Return is to be filed, and Sellers shall consider in good faith such changes to each such Pre-Closing Tax Return as are reasonably requested by the Buyer. The Pre-Closing Tax Returns shall be prepared in a manner consistent with past practices, except as required by applicable Legal Requirements. Sellers shall pay any amounts shown to be due on such Pre-Closing Tax Returns upon filing such Pre-Closing Tax Returns.

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(g) Straddle Period Tax Returns. Buyer shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company and the Subsidiaries with respect to any Straddle Period (“Straddle Period Tax Returns”), at the expense of Buyer; and Buyer shall provide each Straddle Period Tax Return to the Sellers for their review at least 45 calendar days prior to the due date (taking into consideration extensions to file). Sellers will provide any written comments to Buyer no later than twenty (20) calendar days after receiving any such Straddle Period Tax Return and, if Sellers do not provide any written comments within such 20-day period, Sellers will be deemed to have accepted such Straddle Period Tax Return. Buyer shall make such changes to such Straddle Period Tax Returns as are reasonably requested by the Sellers. Buyer and Sellers will attempt in good faith to resolve any dispute with respect to any Straddle Period Tax Return; provided, however, if Buyer and Sellers are unable to resolve any such dispute at least fifteen (15) calendar days before the due date (with applicable extensions) for any such Straddle Period Tax Return, Buyer and the Sellers will jointly engage the Independent Accountant to resolve such dispute. Buyer and the Sellers will share equally the fees and expenses of the Independent Accountant. If the Independent Accountant is unable to resolve any such dispute prior to the due date (with applicable extensions) for any such Straddle Period Tax Return, such Straddle Period Tax Return will be filed as prepared by Buyer subject to amendment, if necessary, to reflect the resolution of the dispute by the Independent Accountant. Buyer shall present the Sellers with a computation of Taxes on such Straddle Period Tax Returns that Sellers are responsible for pursuant to Section 7.8(e) and Section 6.2(a)(iv). Sellers shall pay to Buyer, the amount of Tax, if any, attributable to the portion of such Straddle Period ending on the day immediately prior to the Closing Date in the amount determined under Section 7.8(e) no later than five (5) calendar prior to the due date of such Straddle Period Tax Return.

(h) Buyer Tax Return Amendments. Unless required by applicable Legal Requirements, Buyer shall not, nor shall it permit or cause of any of its Affiliates to, (i) amend, file, refile, revoke or otherwise modify any Tax Return, Tax election or Tax accounting method of the Company or its Affiliates with respect to any Pre-Closing Tax Period, or (ii) file any Tax Return of the Company or any of its Affiliates for any Pre-Closing Period in a jurisdiction in which the Company or its Affiliates, as applicable, did not previously file Tax Returns, or (iii) voluntarily initiate any contact with any Tax Authority with respect to the Company or its Affiliates with respect to any Pre-Closing Tax Period, or (iv) make any Tax election that has effect with respect to a Pre-Closing Tax Period, without the consent of Sellers which shall not be unreasonably withheld, conditioned, or delayed.

(i) Transaction Expenses. Notwithstanding any other provision of this Agreement, any Tax deductions with respect to the Transaction Expenses or the payment of the Indebtedness will be allocated to the Pre-Closing Tax Period or portion of the Straddle Period ending on the day immediately prior to the Closing Date except as otherwise required by applicable Legal Requirements.

(j) S Corporation Status. Sellers and the Company shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code, and Sellers shall not take or allow any action (other than the sale of the Stock pursuant to this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

7.9 Restrictions on Transferability; Listing of Shares; Leak-Out Agreement.

(a) Restrictions on Transferability. Sellers hereby acknowledge and agree that they are subject to the restrictions on transfer that are set forth in Section 7.9(c). In addition, Sellers understand and agree that the shares of Buyer Common Stock to be issued to Sellers under this Agreement at the Closing are, or will be upon issuance, restricted securities under applicable federal securities laws and that the Securities Act and the rules of the SEC provide, in substance, that Sellers may dispose of the Buyer Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption therefrom.

(b) Listing of Shares of Buyer Common Stock. If required by the listing rules of the Exchange, Buyer shall secure the listing (subject to notice of issuance) on the Exchange of all of the shares of Buyer Common Stock being issued in connection with the Transactions. Buyer shall pay all fees and expenses in connection with satisfying its obligations under this Section 7.9(b).

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(c) Leak-Out Agreement. Each Seller hereby agrees that, for the 24 months following the Closing (the “Leak-Out Period”), regardless of whether the applicable Seller is then an “affiliate” of the Company, such Seller will not (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Buyer Common Stock; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Buyer Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Buyer Common Stock, in cash or otherwise; or (3) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of the Buyer Common Stock; provided that, each Seller may sell, transfer or otherwise dispose of 50% of the Buyer Common Stock held by such Seller via the Closing Equity Consideration following the date that is six months after the Closing; 50% of the Buyer Common stock held by such Seller via the Closing Equity Consideration following the date that is twelve (12) months after the Closing; 50% of the Buyer Common Stock held by such Seller via the Deferred Equity Consideration following the date that is six months after the Deferred Payment Date; and 50% of the Buyer Common Stock held by such Seller via the Deferred Equity Consideration following the date that is twelve months after the Deferred Payment Date. Any sales made by “affiliates” of the Company during the Leak-Out Period are additionally subject to the standard volume and other limitations applicable to any “affiliate” of the Company under the Rule 144 promulgated under the Securities Act. Each Seller understands that the Buyer is relying upon this leak-out agreement and this leak-out agreement is irrevocable and shall be binding upon the Sellers’ heirs, legal representatives, successors and assigns.

7.10 No Solicitation of Other Bids.

(a) From the date hereof until the earlier of the termination of this Agreement or the Closing, Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Company and the Subsidiaries) or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Company and the Subsidiaries) and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving the Company or any of the Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any of the Subsidiaries; or (iii) the sale, lease, exchange, or other disposition of any significant portion of the Company’s or any of the Subsidiaries’ properties or assets.

(b) In addition to the other obligations under this Section 7.10, Sellers shall promptly (and in any event within three Business Days after receipt thereof by Sellers or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal received during the period commencing as of the date hereof and ending on the earlier of the termination of this Agreement or the Closing, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers agree that the rights and remedies for noncompliance with this Section 7.10 shall include seeking such provision to be specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer.

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7.11 Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers shall promptly supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising (but for avoidance of doubt, excluding anything that arose, existed, occurred, or was known prior to the date of this Agreement but that was discovered after the date of this Agreement), which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date; provided, however, that if such event, development or occurrence which is the subject of the Schedule Supplement constitutes or related to something that has had a Material Adverse Effect, then the Buyer shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 8.2(a); provided, further, that if Buyer has the right to, but does not elect to terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Section 8.2(a).

7.12 Option Grants. Within ten (10) Business Days following the Closing, the Compensation Committee of Buyer shall grant 300,000 stock options, under Buyer’s equity plans to certain employees and consultants as set forth on Schedule 7.12, subject to such individuals being employees or consultants of Buyer, the Company or one of the Subsidiaries on such grant date. All such grants shall be made only to those persons who provide bona fide services to the Buyer, the Company, or one of the Subsidiaries following the Closing, shall be subject to equal three-year vesting terms as set by the Compensation Committee of the Board of Directors of the Buyer, and shall be subject to agreements evidencing such awards on the form as filed with the SEC (except that such forms shall provide for forfeiture only upon a termination for cause or if such individual voluntarily terminates their employment without good reason), as well as the terms of Buyer’s equity plans, including the share limits under such plans and applicable registration statements, and shall further be subject to applicable Legal Requirements. Notwithstanding the foregoing, in the event Buyer reasonably determines that fulfilling its obligations (or those of the Compensation Committee of Buyer) under this Section 7.12 will result in a failure to exercise, discharge, or satisfy any fiduciary duties, Buyer and Sellers shall negotiate in good faith to modify this Section 7.12 to achieve the original intent of the parties as closely as possible.

7.13 Compensatory Bonuses and Buyer Common Stock Grants. At such times and in such amounts as are set forth on Schedule 7.13, following confirmation by the Compensation Committee of Buyer that the obligations described in this Section 7.13 comport with applicable fiduciary duties within ten (10) Business Days following the Closing, Buyer shall pay on behalf of the Company such compensatory bonuses in cash (to the Company’s payroll provider for the benefit of the applicable employees and consultants) or grant such shares of Buyer Common Stock and restricted Buyer Common Stock or equivalent Restricted Stock Units (which, in any event, will convert to unrestricted shares of Buyer Common Stock upon vesting) to certain employees or consultants as set forth on Schedule 7.13, subject to such individuals being employees or consultants of Buyer, the Company or one of the Subsidiaries at the time of payment, issuance and/or grant, as set forth on Schedule 7.13. All such payments, issuances and grants shall be subject to agreements evidencing such awards on the form as filed with the SEC (except that such forms shall provide for forfeiture only upon a termination for cause or if such individual voluntarily terminates their employment without good reason), as well as the terms of Buyer’s equity incentive plans, including the share limits under such plans and applicable registration statements, as may be applicable, and shall further be subject to applicable Legal Requirements. Notwithstanding the foregoing, in the event Buyer reasonably determines that fulfilling its obligations (or those of the Compensation Committee of Buyer) under this Section 7.13 will result in a failure to exercise, discharge, or satisfy any fiduciary duties, Buyer and Sellers shall negotiate in good faith to modify this Section 7.13 to achieve the original intent of the parties as closely as possible. Notwithstanding any provision in this Agreement to the contrary, the parties acknowledge and agree that the employees and consultants set forth on Schedule 7.13 are hereby designated as third party beneficiaries of this Section 7.13, entitled to enforce this Section 7.13 as if they were parties to this Agreement.

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Article VIII.

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Sellers and Buyer. The respective obligations of Sellers and Buyer to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived by Sellers and Buyer, in whole or in part, to the extent permitted by applicable Legal Requirements:

(a) No Injunctions or Restraints. No federal or state court of competent jurisdiction or other Governmental Entity shall have enacted, adopted, issued, promulgated, enforced or entered any law, order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Transactions; provided, however, that the condition set forth in this Section 8.1(a) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.2 and Section 7.4 shall have been the cause of, or shall have resulted in, such law, order, decree, judgment, injunction or other ruling.

(b) Listing. If required by the Exchange, the shares of Buyer Common Stock issuable to Sellers in the Closing Equity Consideration shall have been approved for listing on the Exchange, subject to official notice of issuance.

8.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction, or waiver by Buyer, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The Fundamental Representations of Sellers shall be true and correct in all respects, in each case both as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of a particular date or only with respect to a specific period of time, in which case as of such date or with respect to such period), and (ii) all other representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect or similar qualification set forth therein), in each case both as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of a particular date or only with respect to a specific period of time, in which case as of such date or with respect to such period).

(b) Required Consents. Sellers shall have obtained the Required Consents.

(c) Deliverables and Actions. Sellers shall have delivered all documents required to be delivered and taken all actions required to be taken pursuant to Section 3.2.

(d) Agreements and Covenants. Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

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(e) No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have been any Material Adverse Effect with respect to the Company or the Subsidiaries and no event shall have occurred or circumstance shall exist that would reasonably be expected to have or result in a Material Adverse Effect with respect to the Company or the Subsidiaries.

(f) Audited Financials. Buyer shall have obtained, in a form satisfactory to Buyer in Buyer’s sole discretion, audited financials of the Company and the Subsidiaries for the years ended December 31, 2021 and December 31, 2022 (the “Audited Financials”). If the Sellers made a knowing material misstatement in the internally prepared financial statements (excluding misstatements and other matters that have been disclosed to Buyer or of which Buyer is otherwise aware as of the date of this Agreement) that causes a discrepancy in the Company’s and the Subsidiaries’ EBITDA in the calendar years 2021 or 2022 of $1,000,000 or more between the Audited Financials and the internally prepared financial statements provided to Buyer, then Buyer may terminate this Agreement and shall not be required to pay the Buyer Termination Fee to Sellers.

8.3 Additional Conditions to Obligations of Sellers. The obligation of Sellers to consummate the Transactions shall be subject to the satisfaction, or waiver by Sellers, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a particular date or only with respect to a specific period of time, in which case as of such date or with respect to such period).

(b) Deliverables and Actions. Buyer shall have delivered all documents required to be delivered and taken all actions required to be taken pursuant to Section 3.3.

(c) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

8.4 Frustration of Closing Condition. None of the parties may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied to excuse it from its obligation to effect Transactions if such failure was caused by such party’s failure to comply with its obligations to consummate the Transactions to the extent required by this Agreement.

Article IX.

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Closing:

(a) By mutual written consent of Sellers and Buyer;

(b) By either Sellers or Buyer if the Closing shall not have occurred prior to June 30, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

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(c) By either Sellers or Buyer if any court or other Governmental Entity of competent jurisdiction shall have issued an order, judgment, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the entry of any such order, judgment, injunction, decree, ruling or other action, including such party’s obligation to use its reasonable best efforts to prevent the entry of or to resist, resolve or lift, as applicable, any such order, judgment, injunction, decree, ruling or other action to the extent required by Section 7.2 and Section 7.4;

(d) By Buyer, if (i) any representation or warranty of Sellers set forth in this Agreement shall have become untrue or there is a breach of any covenant or agreement with respect to Sellers or the Company set forth in this Agreement, (ii) such breach or misrepresentation is not cured prior to the earlier of (A) the Outside Date and (B) 30 days following written notice to Sellers (provided that Buyer shall have given Sellers written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date)) stating Buyer’s intention to terminate this Agreement and the basis for such termination, and (iii) such breach or misrepresentation would cause a condition set forth in Section 8.2 not to be satisfied;

(e) By Sellers, if (a) any representation or warranty of Buyer set forth in this Agreement shall have become untrue or there is a breach of any covenant or agreement with respect to Buyer set forth in this Agreement, (ii) such breach or misrepresentation is not cured prior to the earlier of (A) the Outside Date and (B) 30 days following written notice to Buyer (provided that Sellers shall have given Buyer written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date)) stating Sellers’ intention to terminate this Agreement and the basis for such termination, and (iii) such breach or misrepresentation would cause a condition set forth in Section 8.3 not to be satisfied; and

(f) By Sellers, if (A) all of the conditions set forth in Section 8.2 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing, but which are not capable of being satisfied as of the date of termination of this Agreement pursuant to this Section), (B) Sellers have given irrevocable written notice to Buyer that all the conditions set forth in Section 8.3 have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied at the Closing, but which are not capable of being satisfied as of the date of termination of this Agreement pursuant to this Section) and Sellers are ready, willing, and able to consummate the Closing, and (C) Buyer has failed to consummate the Transactions on or prior to the date which is ten Business Days following the date on which the Closing should have occurred pursuant to Section 3.1.

9.2 Buyer Termination Fee.

(a) In the event this Agreement is terminated for any reason other than by Buyer pursuant to Section 8.2(f), Section 7.11, or Sections 9.1(a), (c), or (d) (and solely with respect to termination pursuant to Section 9.1(d) due to Sellers’ knowing misrepresentation) (collectively the “Termination Fee Refund Reasons”), then Buyer shall pay to Sellers a fee in an aggregate amount of $1,000,000 (the “Buyer Termination Fee”), it being understood that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion. Each of the parties agree that the Buyer Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate Sellers in circumstances in which the Buyer Termination Fee is payable, which amount would otherwise be impossible to calculate with precision. The Buyer Termination Fee shall be deposited with the Escrow Agent upon the execution of this Agreement. If this Agreement is terminated for any reason other than by Buyer for any of the Termination Fee Refund Reasons, then the parties shall give joint written notice to the Escrow Agent to release the Termination Escrow Amount to Sellers no later than five Business Days after the termination. If this Agreement is rightly terminated by Buyer for any of the Termination Fee Refund Reasons, then the parties shall give joint written notice to the Escrow Agent to release the Termination Escrow Amount to Buyer no later than five Business Days after the termination. If Closing does occur, then the parties shall give joint written notice to the Escrow Agent to release the Termination Escrow Amount to Sellers at Closing, as a part of the Closing Cash Consideration and subject to the payments set forth in Section 3.3(c).

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(b) Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated for any reason other than by Buyer for any of the Termination Fee Refund Reasons, (i) Sellers’ right to receive payment of the Buyer Termination Fee pursuant to Section 9.2(a) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of Sellers and any of their Affiliates against Buyer and any of its Affiliates or any of its or their respective stockholders, partners, members, or Representatives, for any and all Losses that may be suffered based upon, resulting from, arising out of, or relating to this Agreement, or any Transaction Documents, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether a willful breach or otherwise), the termination of this Agreement, or the failure to consummate the Transactions (but not including the willful breach of a confidentiality agreement) and (ii) upon such payment of the Buyer Termination Fee to Sellers, none of Buyer or any of its Affiliates, or any of its or their respective stockholders, partners, members, or Representatives, shall have any further liability or obligation relating to or arising out of this Agreement or any Transaction Documents, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether a willful breach or otherwise), the termination of this Agreement, or failure to consummate the Transactions (but not including the willful breach of a confidentiality agreement). If Closing has not occurred, Sellers shall not seek any (1) equitable relief or equitable remedies of any kind whatsoever or (2) money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, other than monetary damages in an amount not in excess of the amount of the Buyer Termination Fee, in each case, relating to or arising out of this Agreement or any Transaction Documents, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether a willful breach or otherwise), the termination of this Agreement, or failure to consummate the Transactions (but not including the willful breach of a confidentiality agreement).

9.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall become void and of no effect and there shall be no liability or obligation on the part of any party (or any Affiliate, stockholder, director, member, manager, officer, employee or other Representative of any party) to the other party hereto; provided, however, that (a) Section 7.7 (Public Disclosure), Section 9.2, this Section 9.3 and Article X shall survive such termination, and (b) no party will be relieved or released from liability or damages incurred or suffered as a result of any deliberate material breach of this Agreement. No party claiming that such breach occurred will have any duty or otherwise be obligated to mitigate any such damages. For purposes of this Section 9.3, a “deliberate” breach will be deemed to have occurred only if the other party took or failed to take action with actual knowledge that the action so taken or omitted to be taken constituted a breach.

9.4 Fees and Expenses. Except as otherwise set forth in this Agreement, all Transaction Expenses shall be paid by the party incurring such expenses. For the avoidance of doubt and notwithstanding any provision in this Agreement to the contrary, all fees and expenses associated with the preparation of the Audited Financials shall be paid by Buyer.

9.5 Amendment. This Agreement may be amended by the parties hereto by action duly authorized by the parties. Without limiting the foregoing, this Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Buyer and Sellers. Any such amendment shall be binding on each of the parties hereto.

9.6 Waiver. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of (a) Buyer, if such waiver is on behalf of Buyer, respectively, or (b) Sellers, if such waiver is on behalf of Sellers. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

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Article X.

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by electronic mail or facsimile or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by an internationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Buyer, to:

Skyx Platforms Corp. 2855 W. McNab Road Pompano Beach, Florida 33069 Attention: Rani R. Kohen Email: [*]

with a copy (which shall not constitute notice) to:

Thompson Hine LLP 3900 Key Center, 127 Public Square Cleveland, OH 44114-1291 Attention: Jurgita Ashley Email: Jurgita.Ashley@ThompsonHine.com

(b)	if to Sellers, to:

Mihran Berejikian
2781 Marty Way
Sacramento, CA 95818
Email: [*]

Nancy Berejikian
2781 Marty Way
Sacramento, CA 95818
Email: [*]

Michael Lack
28 Sage Grouse
Sacramento, CA 95834
Email: [*]

with a copy (which shall not constitute notice) to:

Dickinson Wright PLLC
180 E Broad St. #3400
Columbus, OH 43215
Attention: J. Troy Terakedis
Email: TTerakedis@dickinson-wright.com

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10.2 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. For purposes of this Agreement, (a) the words “include”, “includes” and “including”, when used herein, shall be deemed in each case to be followed by the words “without limitation”, (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “date hereof” refers to the date of this Agreement, (d) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented, (g) references to a Person are also to its permitted successors and assigns, (h) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (i) references to a law or Legal Requirement include any amendment or modification to such law or Legal Requirement and any rules or regulations issued thereunder, if such amendment or modification, or such rule or regulation is effective, on or before the date on which the compliance with such law or Legal Requirement is at issue. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its subsidiaries, taken as a whole. The Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained herein. An exception or disclosure made in the Disclosure Schedules with regard to a representation of Sellers in any section or subsection of the Disclosure Schedules shall be deemed to have been disclosed for purposes of all representations and warranties under this Agreement, without the need for specific references on each Schedule or cross-references thereto so long as the relevance for such disclosure is reasonably apparent on its face. The information contained in the Disclosure Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement with such third party, or that such matter is material to the Company.

10.3 Counterparts. This Agreement may be executed in as many counterparts as there are parties to the Agreement (including by facsimile or other electronic transmission), all of which counterparts shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4 Entire Agreement; Third-Party Beneficiaries. This Agreement, the Investor Questionnaire and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Schedules and the exhibits hereto and any certificates delivered pursuant to this Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Article VI and Section 7.13, are not intended to confer upon any other Person any rights or remedies hereunder and no Person is or shall be deemed to be a third party beneficiary.

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10.5 Governing Law.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES AND THE TRANSACTIONS AND ANY DISPUTES ARISING UNDER THIS AGREEMENT OR RELATING TO THE TRANSACTIONS (WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE) SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

(b) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement, and also including claims sounding in contract, tort, statute or otherwise (each, a “Dispute”) shall be instituted in the state or federal courts located in the State of Florida, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts, and any appellate court from any appeal thereof, in any such Dispute; provided, however, that such courts shall not be the exclusive jurisdiction with respect to any action for specific performance or injunctive relief.

10.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, but subject to Section 9.2(b), each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the parties’ obligations, subject to the terms and conditions of this Agreement, to close the Transactions) this being in addition to any other remedy to which it may be entitled, at law or in equity.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Buyer may assign this Agreement to any Affiliate. Any purported assignment in violation of this Section 10.9 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, upon satisfaction of its obligations under Section 3.3 hereof, Buyer may sell, transfer or assign its rights under this Agreement to any third party, as part of a sale or transfer of substantially all of the assets of Buyer.

10.10 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

10.11 Seller Release. Each Seller, on behalf of themself and each of their Related Parties, hereby releases and forever discharges Buyer, the Company, and the Subsidiaries, and each of their respective individual, joint or mutual, past, present and future Representatives, affiliates, stockholders, controlling persons, subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Action, causes of action, orders, obligations, Contracts, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Seller or any of their respective Related Parties now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, (a) any rights to indemnification or reimbursement from the Company or a Subsidiary, whether pursuant to their respective Organizational Documents, Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; or (b) the right to receive or otherwise be compensated for the Retained Earnings, except to the extent expressly set forth in this Agreement; provided, however, that nothing contained herein shall operate to release any obligations of Buyer arising under this Agreement or any other Transaction Document. Each Seller, on behalf of itself and each of its Related Parties, acknowledges that he or she may hereafter discover facts in addition to or different from those that he or she now knows or believes to be true with respect to the subject matter of this release, but it is such Person’s intention to fully and finally and forever settle and release any and all claims that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any additional or different facts. If any provision of this Section 10.11 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 10.11 will remain in full force and effect. Any provision of this Section 10.11 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[Signature Pages Follow]

63

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in original counterparts, one for each party.

buyer:

SKYX PLATFORMS CORP.

By:	/s/ John P. Campi
Name:	John P. Campi
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as the case may be by their duly authorized respective officers, as of the date first written above, in original counterparts, one for each party.

SELLERS:

/s/ Mihran Berejikian
MIHRAN BEREJIKIAN

/s/ Nancy Berejikian
NANCY BEREJIKIAN

/s/ Michael Lack
MICHAEL LACK

[Signature Page to Stock Purchase Agreement]

February 6, 2023

Mihran Berejikian

[*]
[*]

Email: [*]

Nancy Berejikian

[*]
[*]

Email: [*]

Michael Lack

[*]
[*]

Email: [*]

Re:	Operational Considerations

Ladies and Gentlemen:

Reference is hereby made to that certain Stock Purchase Agreement, dated as of February 6, 2023 (the “Purchase Agreement”), by and among Skyx Platforms Corp., a Florida corporation (“Buyer”), and Mihran Berejikian, Nancy Berejikian and Michael Lack (“Sellers”). Except as where otherwise provided in this letter agreement (this “Letter”), capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

Buyer and Sellers desire to enter into this Letter to memorialize certain agreements between the parties, as more specifically set forth herein. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Effectiveness. This Letter will become effective only upon, and subject to, the Closing of the Transactions under the Purchase Agreement.

2. Operational Considerations.

(a) The parties agree that during the 12-month period immediately following the Closing Date, without the other party’s consent, Buyer and Sellers will not materially deviate from the operational priorities jointly established for the Company, subject to the exercise, discharge and satisfaction of the fiduciary duties that may be applicable to the Buyer’s Board of Directors.

(b) Until the Deferred Payment is made to Sellers in accordance with Section 2.6 of the Purchase Agreement, the parties agree that: (a) they shall take such actions as may be required to ensure that there shall be 6 members, and no more than 6 members, of the Board of Directors of the Company and subsidiaries unless otherwise agreed to by the parties in writing. Sellers (jointly), on the one hand, and Buyer, on the other hand, shall each designate three directors of the Company and any subsidiary thereof; (b) a Seller-designated or Buyer-designated director may be removed or replaced from the Company’s board of directors, with or without cause, upon, and only upon, the written request of the party that designated such director (Sellers (jointly) or Buyer, respectively); and (c) in the event that a vacancy is created on the Company’s board of directors due to the death, disability, retirement, resignation, or removal of a Seller-designated or Buyer-designated director, then the party that designated such director (Sellers (jointly) or Buyer, respectively) shall have the right to designate an individual to fill such vacancy and the parties agree to take such action as may be required to ensure the election or appointment of such designee to fill such vacancy on the Company’s board of directors.

3. Miscellaneous.

(a) Termination. This Letter shall terminate and be of no further force or effect upon the earliest of (i) the termination of the Purchase Agreement and (ii) the 12-month anniversary of the Closing Date.

(b) Amendment and Waiver. This Letter may be amended, and the observance of any provision may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the mutual written consent of each of the parties hereto.

(c) Governing Law. This Letter Agreement shall be governed shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Florida.

(d) Binding Agreement. This Letter, together with the Purchase Agreement, embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

(e) Counterparts. This Letter may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Electronic signatures and signed counterparts delivered by facsimile, PDF or other electronic means will have the same validity as original signed counterparts delivered manually.

[SIGNATURE PAGE FOLLOWS]

Please indicate your agreement to the foregoing by signing a copy of this Letter where indicated below and returning it to Buyer, whereupon this Letter Agreement will constitute a binding agreement between the parties hereto effective as of the date first set forth above.

Very truly yours,

SKYX PLATFORMS CORP.

	By:	/s/ John Campi
	Name:	John Campi
	Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Mihran Berejikian
MIHRAN BEREJIKIAN

/s/ Nancy Berejikian
NANCY BEREJIKIAN

/s/ Michael Lack
MICHAEL LACK